Exhibit 10.5

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

between

UroGen Pharma, Ltd.

and

Allergan Pharmaceuticals International Limited

Dated as of October 7, 2016

(continued)

-i-

(continued)

-ii-

(continued)

-iii-

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of October 7, 2016 (the “Effective Date”) by and between UroGen Pharma Ltd., a corporation organized under the laws of Israel (“UroGen”) and Allergan Pharmaceuticals International Limited, a corporation organized under the laws of Ireland (“Allergan”). UroGen and Allergan are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, UroGen owns and controls certain intellectual property rights with respect to the RTGel Product and Licensed Products (each as defined herein) in the Territory (as defined herein); and

WHEREAS, UroGen wishes to grant to Allergan, and Allergan wishes to take, an exclusive license under such intellectual property rights to develop, commercialize and otherwise exploit Licensed Products (as defined herein) in the Field in the Territory, in each case in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Additional Amounts” has the meaning set forth in Section 6.7.3.

1.2 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.3 “Agreement” has the meaning set forth in the preamble hereto.

1.4 “Agreement Intellectual Property” means: (a) Agreement Know-How, and (b) Agreement Patents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.5 “Agreement Know-How” means Information and other Inventions that are conceived, discovered, developed or otherwise made (a) solely by a Party’s own employees, agents, consultants, or independent contractors (including any partner, joint venturer, licensee, sublicensee or similar arrangement) or (b) by a Party’s own employees, agents, consultants, or independent contractors jointly with employees, agents, consultants, or independent contractors of the other Party, in each case of clause (a) and (b) of this Section 1.5, in the course of conducting a Party’s activities under this Agreement (including Information and other Inventions related to the Development, Manufacture or Commercialization of Licensed Products) and whether or not patented or patentable.

1.6 “Agreement Patents” any and all Patents that Cover Agreement Know-How to the extent that such Patents do not contain claims Covering Information and other Inventions developed prior to the Effective Date.

1.7 “Allergan” has the meaning set forth in the preamble hereto.

1.8 “Allergan Indemnitees” has the meaning set forth in Section 10.1.2.

1.9 “Allergan RTGel Improvements” has the meaning set forth in Section 2.6.3.

1.10 “Alliance Manager” has the meaning set forth in Section 2.8.2.

1.11 “Applicable Law” means any national, international, supra-national, federal, state or local laws, treaties, statutes, ordinances, rulings, rules and regulations, including any rules, regulations, guidance or guidelines, or requirements of any Regulatory Authorities, national securities exchanges or securities listing organizations, Governmental Authorities, courts, tribunals, agencies other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.12 “Arbitration Notice” has the meaning set forth in Section 12.5.1.

1.13 “Arbitrators” has the meaning set forth in Section 12.5.2.

1.14 “Auditor” has the meaning set forth in Section 6.9.2.

1.15 “BLA” means (i) in the United States, a Biologics License Application, as defined in the PHSA and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application, (ii) in the European Union, a marketing authorization application, as defined in applicable regulations of the EMA, and (iii) in any other country, the relevant equivalent to the foregoing.

1.16 “Biosimilar Notice” means a copy of any application submitted by a Third Party to the FDA under 42 U.S.C. § 262(k) of the United States Public Health Service Act, as amended, and the rules and regulations promulgated thereunder (or, in the case of a country of the Territory outside the United States, any similar law) for Regulatory Approval of a biological product, which application identifies a Licensed Product as the reference product with respect to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

such product, and other information that describes the process or processes used to manufacture the biological product.

1.17 “Breach Notice” has the meaning set forth in Section 6.3.3.

1.18 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in Tel Aviv, Israel, or New York, New York, United States are permitted or required to be closed.

1.19 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.20 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.21 “Clinical Trial” means a clinical trial in human subjects that has been approved or not prohibited by a Regulatory Authority and an institutional review board or ethics committee, and is designed to measure the safety or efficacy of a Licensed Product.

1.22 “CofA” has the meaning set forth in Section 5.1.1.

1.23 “Combination Product” means a pharmaceutical product consisting of a Licensed Product described in clause (a) of Section 1.70 that is combined with one or more other products or active ingredients, whether such pharmaceutical product is sold in a fixed-dose combination or the components thereof are sold together as part of a bundle, package, or kit, in each case for one single price; provided that in no event shall a Combination Product include a pharmaceutically active ingredient that is neither a Toxin nor a Permitted Active Ingredient; provided, further, that a Combination Product must contain at least one (1) Toxin in a therapeutically relevant dose.

1.24 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a product, including activities related to marketing, promoting, distributing and importing such product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.25 “Commercialization Plan” has the meaning set forth in Section 4.3.

1.26 “Commercially Reasonable Efforts” means, with respect to the conduct by Allergan of Development, Commercialization or Manufacturing activities with respect to a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensed Product, the carrying out of such activities using reasonable and diligent efforts and resources that [*] would typically devote to products of similar market potential at a similar stage in development or product life, considering conditions then prevailing and taking into account issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability, expected and actual competitiveness of alternative third party products in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected and actual reimbursability and pricing, the expected and actual amounts of marketing and promotional expenditures required, product profile (including the expected and actual labeling), anticipated timing of commercial entry, the regulatory environment and status of the product (including the likelihood of regulatory approval), and all other relevant scientific, technical and commercial factors.

1.27 “Competing Product” means, with respect to a particular Licensed Product, a pharmaceutical product commercialized by a Third Party that [*], whether or not [*] and whether such product [*] or [*]; provided that, notwithstanding anything in this Section 1.27, in no event shall a product be deemed a Competing Product if [*], or [*], or [*].

1.28 “Competitive Infringement” has the meaning set forth in Section 7.4.1.

1.29 “Confidential Information” has the meaning set forth in Section 8.1.

1.30 “Control” or “Controlled” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.31 “Cover” means, with respect to any Patent and any composition or substance, that the manufacture, use or sale of such composition or substance would, absent a license to such Patent, infringe a Valid Claim of such Patent.

1.32 “Development” means all activities undertaken with respect to any product related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications or BLAs, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.33 “Development Plan” has the meaning set forth in Section 3.1.1(b).

1.34 “Dispute” has the meaning set forth in Section 12.5.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.35 “Distributor” means any Person appointed by Allergan or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where such Person purchases its requirements of Licensed Product(s) from Allergan or its Affiliates or its or their Sublicensees but does not have any detailing rights or rights to negotiate government pricing and does not otherwise make any royalty or other payments to Allergan or its Affiliates or its or their Sublicensees with respect to its intellectual property rights with respect to such Licensed Product(s).

1.36 “Dollars” or “$” means United States Dollars.

1.37 “Drug Approval Application” means (a) a New Drug Application as defined in the FFDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.38 “Effective Date” has the meaning set forth in the introduction to this Agreement.

1.39 “EMA” means the European Medicines Agency and any successor agency thereto.

1.40 “EU5 Country” means any and each of Italy, Germany, France, the United Kingdom and Spain, collectively the “EU5 Countries”.

1.41 “European Union” means (i) the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization, (ii) any member country of the European Economic Area that is not otherwise a member of the European Union, and (iii) any country not otherwise included in clauses (i) or (ii) that participates in the unified filing system under the auspices of the EMA. For clarity, European Union shall at all times be deemed to include each of the EU5 Countries.

1.42 “Existing Agreements” has the meaning set forth in Section 9.2.7.

1.43 “Existing Patents” has the meaning set forth in Section 9.2.1.

1.44 “Existing Regulatory Documentation” means the Regulatory Documentation Controlled by UroGen or any of its Affiliates as of the Effective Date.

1.45 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register (including, for the avoidance of doubt, the submission of materials and information to any Regulatory Authority to support an application to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

conduct clinical trials or for Regulatory Approval), Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a product. “Exploitation” means the act of Exploiting a compound or product.

1.46 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.47 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended, together with any rules, regulations or requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.48 “Field” means all uses of a Licensed Product for the diagnosis, prevention, treatment or amelioration of any and all indications or the signs or symptoms thereof.

1.49 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.50 “First Indication” means the treatment, prevention or amelioration of the condition of overactive bladder.

1.51 “Force Majeure Event” has the meaning set forth in Section 12.1.

1.52 “GAAP” means United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as Allergan, its Affiliate or its or their Sublicensee adopts, in each case, consistently applied.

1.53 “Governmental Authority” means any federal, state, national, international, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or tax authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.54 “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.55 “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies or any corresponding foreign application in the Territory and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.56 “Indemnification Claim Notice” has the meaning set forth in Section 10.2.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.57 “Indemnified Party” has the meaning set forth in Section 10.2.1.

1.58 “Indemnifying Party” means the Party from which indemnification is sought pursuant to Section 10.1.

1.59 “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate Drug Approval Application (including any extensions or supplements) may be filed with a Regulatory Authority.

1.60 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.61 “Infringing Product” has the meaning set forth in Section 7.4.1.

1.62 “Initial Supply” has the meaning set forth in Section 5.1.1.

1.63 “Initial Supply Terms” has the meaning set forth in Section 5.1.1.

1.64 “Initial Disclosure” has the meaning set forth in Section 2.5.1.

1.65 “Initiation” means, with respect to a Clinical Trial, the enrollment of the first research subject in such Clinical Trial.

1.66 “Invention” means any invention, whether or not patentable, together with all intellectual property rights therein.

1.67 “Joint Invention” has the meaning set forth in Section 7.1.3.

1.68 “Joint Patent” has the meaning set forth in Section 7.1.3.

1.69 “Licensed Marks” means the Trademarks and logos identified on Schedule 1.69 and such other Trademarks as mutually and reasonably agreed to in advance in writing by the Parties during the Term.

1.70 “Licensed Product” means any (a) pharmaceutical product that is comprised of or contains both (i) an RTGel Product and (ii) one or more Toxins, but no other pharmaceutically active ingredient or (b) Combination Product, in each case whether such product is sold in a fixed-dose combination or the components thereof are sold together, as part of a bundle, package or kit, in any and all forms, presentations, dosages and formulations.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.71 “Loss” and “Losses” have the meaning set forth in Section 10.1.1.

1.72 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of any product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.73 “Manufacturing Process” has the meaning set forth in Section 5.2.

1.74 [*]

1.75 “NDO Indication” means the treatment, prevention or amelioration of the condition of neurogenic detrusor overactivity.

1.76 “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Allergan, its Affiliates, or its or their Sublicensees for the sale of such Licensed Product to Third Parties (including Distributors), less the following deductions to the extent accrued according to US GAAP for the calculation of Net Sales by Allergan, its Affiliates, or its or their Sublicensees and to the extent allocated to the Licensed Product:

1.76.1 trade, cash, quantity and prompt settlement discounts (including chargebacks and allowances);

1.76.2 amounts repaid or credited by reason of rejection, return or recall of goods, rebates or price reductions (retroactive or otherwise);

1.76.3 freight, postage, shipping, insurance and other transportation expenses;

1.76.4 any fees for services provided by wholesalers or warehousing chains;

1.76.5 customs and excise duties and other taxes or duties;

1.76.6 rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority, including Federal or state Medicaid, Medicare, or similar state program or equivalent foreign governmental program;

1.76.7 the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product;

1.76.8 any invoiced amounts that are not collected by Allergan, its Affiliates or its or their Sublicensees, including bad debts; provided, that, any invoiced amount that is excluded from Net Sales by Allergan, its Affiliates or its or their Sublicensees pursuant to this Section 1.76.8 and is later collected by Allergan, its Affiliates or its or their Sublicensees shall be included in the gross amount billed or invoiced by Allergan, its Affiliates or its or their Sublicensees as of the date of collection for purposes of determining Net Sales; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.76.9 that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that Allergan, its Affiliate or its or their Sublicensee, as applicable, allocates to sales of the Licensed Products in accordance with Allergan’s, its Affiliate’s or its or their Sublicensee’s standard policies and procedures consistently applied across its products, as applicable.

Any of the deductions listed above that involves a payment by Allergan, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a “sale” of a Licensed Product shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge. Allergan’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Allergan’s, its Affiliates’ or its or their Sublicensees’ existing allocation method; provided that any such allocation shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Allergan, its Affiliates or its or their Sublicensees, which must, in any case, be in accordance with GAAP and must be consistently applied throughout the applicable organization. The determination of Net Sales amounts for a particular Indication shall be made by reference to IMS Health data or, as may be mutually agreed to by the Parties, other Third Party data.

Net Sales of a Licensed Product that is a Combination Product in a country in the Territory will be calculated by first determining Net Sales of such Combination Product (in its entirety) in such country pursuant to the foregoing and then multiplying the Net Sales of such Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product contained in such Combination Product described in clause (a) of Section 1.70 in such country and B is the gross invoice price of the other products or active ingredients described in Section 1.23 included in the Combination Product if sold separately in such country. In the event no such separate sales are made in such country, Net Sales of such Combination Product in such country will be calculated by multiplying such Net Sales by a fraction fairly and reasonably reflecting the relative value contributed by the Licensed Product to the total value of the Combination Product as determined by the Parties in good faith.

1.77 “Necessary Third Party IP” has the meaning set forth in Section 7.7.1.

1.78 “New Manufacturing Technology” has the meaning set forth in Section 5.3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.79 “Non-Licensed Product” means any product, other than a Licensed Product, that is comprised of or contains both (i) an RTGel Product and (ii) one or more active pharmaceutical ingredients, whether sold in a fixed-dose combination or the components thereof are sold together, as part of a bundle, package or kit, in any and all forms, presentations, dosages and formulations.

1.80 “Notice Period” has the meaning set forth in Section 11.2.1.

1.81 “Oncology Product” has the meaning set forth in Section 2.6.3.

1.82 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.83 “Patent Challenge” has the meaning set forth in Section 11.2.5.

1.84 “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.85 “Payment” has the meaning set forth in Section 6.7.

1.86 “Permitted Active Ingredient” shall mean any pharmaceutically active ingredient that is a Permitted Active Ingredient pursuant to Section 2.10.

1.87 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a Regulatory Authority.

1.88 “Pharmacovigilance Agreement” has the meaning set forth in Section 3.2.3.

1.89 “Phase I Clinical Trial” means a Clinical Trial that provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.90 “Phase II Clinical Trial” means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), to permit the design of further Clinical Trials.

1.91 “Phase III Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a therapeutic product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of a BLA or a foreign equivalent thereof.

1.92 “PHSA” means the United States Public Health Service Act, as may be amended, or any subsequent or superseding law, statute or regulation.

1.93 “Product Infringement Action” has the meaning set forth in Section 7.4.2.

1.94 “Product Trademarks” means the Trademark(s) used by Allergan or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, including any unregistered Trademark rights related to the Licensed Products as may exist through use before, on or after the Effective Date (excluding, in any event, any Licensed Marks and any other trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or, with respect to Allergan, its or their Sublicensees).

1.95 “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including approvals of Drug Approval Applications and BLAs, as applicable), licenses, registrations or authorizations of any Regulatory Authority necessary or customary to commercially distribute, sell or market a product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.96 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Licensed Products in the Territory, including the FDA in the United States and the EMA in the European Union.

1.97 “Regulatory Documentation” means all (a) applications (including all INDs, Drug Approval Applications and BLAs), registrations, licenses, authorizations and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all supporting documents with respect thereto, including all adverse event files and complaint files, and (c) clinical and other data

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

contained or relied upon in any of the foregoing; in each case of (a), (b) and (c) pertaining to a Licensed Product or an RTGel Component.

1.98 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Territory, other than a Patent, including exclusivity for an approved Drug Approval Application, new chemical entity exclusivity, new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.

1.99 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the term that commences on the First Commercial Sale of a Licensed Product in a country and terminates on the date that is the latest of (a) the expiration of the last-to-expire Valid Claim of a UroGen Patent that Covers such Licensed Product in such country, (b) the expiration of all Regulatory Exclusivity, if any, for such Licensed Product in such country, and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.

1.100 “RTGel Component” means the RTGel Product as a component of a Licensed Product.

1.101 “RTGel Improvement” means any Invention that constitutes an improvement or modification on (a) the composition or formulation of the RTGel Product, or (b) the method of manufacturing or administration of the RTGel Product, but in any event RTGel Improvement shall not include any Invention that pertains to the composition or formulation of any RTGel Product in combination with another active ingredient, or the method of making or using such combination.

1.102 “RTGel Product” means the hydrogel polymer composition known as “RTGel™” with the structure set forth on Schedule 1.102, or any improvement thereof that is included in RTGel Improvement.

1.103 [*]

1.104 “Senior Officer” means, with respect to UroGen, its Chief Executive Officer & President—Israel Operations or its Chief Financial Officer, and with respect to Allergan, its Chief R&D Officer.

1.105 “Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by Allergan or its Affiliate under the grants in Section 2.1, as provided in Section 2.2.

1.106 “Term” has the meaning set forth in Section 11.1.

1.107 “Territory” means the entire world.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.108 “Third Party” means any Person other than UroGen, Allergan, and their respective Affiliates.

1.109 “Third Party Claims” has the meaning set forth in Section 10.1.1.

1.110 “Third Party Infringement Claim” has the meaning set forth in Section 7.5.

1.111 “Toxin-Specific RTGel Improvement” means any RTGel Improvement that relates to the use of an RTGel Product with a Toxin, but that does not also relate to the use of an RTGel Product with an active ingredient that is not a Toxin.

1.112 “Toxins” means (a) clostridial toxin, which is a neurotoxin that blocks neurotransmitter release at the nerve synapse, including any botulinum toxin, or (b) any re-engineered protein, analog, derivative, homolog, part, sub-part, variant or version of any clostridial toxin, including, in each case, of any botulinum toxin.

1.113 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.114 “Trademark Standards” has the meaning set forth in Section 2.4.1.

1.115 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.116 “UroGen” has the meaning set forth in the preamble hereto.

1.117 “UroGen Indemnitees” has the meaning set forth in Section 10.1.1.

1.118 “UroGen Know-How” means all Information Controlled by UroGen or any of its Affiliates as of the Effective Date or at any time during the Term that relates to (a) the RTGel Component, (b) a Licensed Product or (c) the Exploitation of an RTGel Component or Licensed Product; provided that UroGen Know-How shall not include any Information to the extent such Information is Covered by a UroGen Patent and sufficiently described in such UroGen Patent as to fully enable its practice as contemplated under this Agreement. Notwithstanding the foregoing, if any Third Party becomes an Affiliate of UroGen after the Effective Date other than by direct or indirect acquisition of such Third Party by UroGen or any of its Affiliates, UroGen Know-How shall exclude any know-how Controlled by such Third Party before such Third Party becomes UroGen’s Affiliate except to the extent (x) such Third Party had granted UroGen or any of its Affiliates rights to such know-how prior to the date such Third Party became an Affiliate of UroGen or (y) such know-how was developed by the Third Party or its Affiliate with the use of UroGen Know-How or UroGen Patents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.119 “UroGen Patent” means any Patent Controlled by UroGen or any of its Affiliates as of the Effective Date or at any time during the Term that has (a) one or more claims that Cover an RTGel Component or (b) one or more claims that otherwise Cover a Licensed Product. Notwithstanding the foregoing, if any Third Party becomes an Affiliate of UroGen after the Effective Date other than by direct or indirect acquisition of such Third Party by UroGen or any of its Affiliates, UroGen Patent shall exclude any Patents Controlled by such Third Party before such Third Party became UroGen’s Affiliate except to the extent (x) such Third Party had granted UroGen or any of its Affiliates rights to such Patent prior to the date such Third Party became an Affiliate of UroGen or (y) such Patent was invented by the Third Party or its Affiliate with the use of UroGen Know-How or UroGen Patents.

1.120 “UroGen Product Agreements” has the meaning set forth in Section 6.3.3. For clarity, an UroGen Product Agreement may be entered into before, on or following the Effective Date.

1.121 “UroGen Product Claims” means any claim in any UroGen Patent that only Covers one or more Licensed Products but does not also Cover an RTGel Product or a Non-Licensed Product.

1.122 “UroGen Product Patent” means any UroGen Patent that contains one (1) or more UroGen Product Claim.

1.123 “Useful Third Party IP” has the meaning set forth in Section 7.7.2.

1.124 “Valid Claim” means a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal.

1.125 “VAT” has the meaning set forth in Section 6.7.2.

1.126 “Withholding Tax Action” has the meaning set forth in Section 6.7.3.

1.127 “Withholding Taxes” has the meaning set forth in Section 6.7.1.

1.128 “Working Group” has the meaning set forth in Section 2.8.1.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Allergan. Subject to Section 2.2 and Section 2.4, UroGen (on behalf of itself and its Affiliates) hereby grants to Allergan:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.1.1 an exclusive (including with regard to UroGen and its Affiliates), royalty-bearing license (or sublicense), with the right to grant sublicenses in accordance with Section 2.2, under the UroGen Patents and the UroGen Know-How to (a) research, develop, have developed, make, have made, use or import the RTGel Components in the Field in the Territory solely to make Licensed Products in the Field in the Territory and (b) Exploit the Licensed Products in the Field in the Territory;

2.1.2 subject to Section 3.2.1, an exclusive (including with regard to UroGen and its Affiliates), royalty-bearing license (or sublicense) and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.2, under all Regulatory Documentation (including all Regulatory Approvals) in the Territory to (a) research, develop, have developed, make, have made, use or import the RTGel Components in the Field in the Territory solely to make Licensed Products in the Field in the Territory and (b) Exploit the Licensed Products in the Field in the Territory; and

2.1.3 a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.2, to use UroGen’s Licensed Marks solely to the extent Allergan is required to use any of the Licensed Marks by Applicable Law to (a) research, develop, have developed, make, have made, use or import the RTGel Components in the Field in the Territory solely to make Licensed Products in the Field in the Territory and (b) Exploit the Licensed Products in the Field in the Territory.

2.2 Sublicenses. Allergan shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of Sublicensees, under the licenses and rights of reference granted in Section 2.1, to its Affiliates or any Third Party; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement. Allergan shall provide UroGen with a copy of any such sublicense agreement executed by Allergan pursuant to this Section 2.2 within thirty (30) days after execution, which copy may be redacted by Allergan to remove proprietary and confidential information to the extent not required to confirm compliance with this Section 2.2. The terms of any sublicense agreement disclosed to UroGen pursuant to this Section 2.2 shall be deemed the Confidential Information of Allergan under this Agreement.

2.3 No Additional Grant of Rights.

2.3.1 Except as expressly provided herein, UroGen grants to Allergan no other right or license, including any rights or licenses to the UroGen Patents, the UroGen Know-How, the Agreement Intellectual Property, Regulatory Documentation (including Regulatory Approvals therein), the Licensed Marks or any other Patent or intellectual property rights, in each case Controlled by UroGen, not otherwise expressly granted herein. Nothing in this Agreement shall give Allergan the right to practice the UroGen Patents, the UroGen Know-How, any Agreement Intellectual Property developed solely by UroGen, the Licensed Marks or the Regulatory Documentation (including Regulatory Approvals therein), in each case Controlled by UroGen, outside of the Field or the Territory.

2.3.2 Except as expressly provided herein, Allergan grants to UroGen no right or license, including any rights or licenses to the Agreement Intellectual Property or any other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Patent or intellectual property rights, in each case Controlled by Allergan, not otherwise expressly granted herein.

2.4 Covenants of Allergan.

2.4.1 Allergan hereby agrees that all use of the Licensed Marks by Allergan, and any goodwill associated with the use of the Licensed Marks by Allergan, shall inure to the benefit of UroGen. Allergan hereby agrees that nothing in this Agreement shall give Allergan any right, title or interest in the Licensed Marks other than the right and license to use the Licensed Marks in accordance with this Agreement. Allergan further agrees that it will not: (a) oppose or assist any Third Party in opposing any application for registration, re-registration or renewal of the Licensed Marks; (b) apply for or otherwise seek (or assist any Third Party in applying for or otherwise seeking) complete or partial revocation, cancellation, invalidation or removal of the Licensed Marks from any register or (c) challenge or bring (or assist any Third Party in challenging or bringing) any proceeding or action in relation to the use or ownership of the Licensed Marks. In the event Allergan is required to use any of the Licensed Marks by Applicable Law, it shall so notify UroGen and within fifteen (15) days of such notification, UroGen shall provide to Allergan UroGen’s then effective standards of use for the relevant Licensed Mark(s) which shall be reasonable and consistent with UroGen’s internal policies and arrangements with other trademark licensees (such standards of use, the “Trademark Standards”).

2.4.2 Allergan shall use the Licensed Marks pursuant to this Agreement solely (a) in the manner specified in this Agreement and (b) in connection with the RTGel Component and the Licensed Product as permitted under this Agreement, and not for any other goods or services. Allergan agrees not to use any other trademark or service mark in combination with the Licensed Marks so as to create a composite mark without the prior written consent of UroGen, such consent not to be unreasonably conditioned, withheld or delayed.

2.4.3 Allergan shall promptly notify UroGen (a) of any claim, threat, lawsuit, filing, or other notice or allegation of infringement of which it is aware asserted against Allergan (or any of its Sublicensees or Distributors) by a Third Party regarding Allergan’s (or its Sublicensees’ or Distributors’) use of the Licensed Marks under this Agreement or (b) if it becomes aware of any Third Party that is infringing any Licensed Mark in the Territory. UroGen shall have the sole right, but not the obligation, to bring infringement, unfair competition, or other claims or proceedings involving the Licensed Marks and Allergan hereby acknowledges and agrees that it shall have no such right. If reasonably requested by UroGen, Allergan shall cooperate with UroGen, at UroGen’s expense, in connection with any such action.

2.5 Disclosure of Know-How and Regulatory Documentation.

2.5.1 UroGen shall and shall cause its Affiliates to, without additional compensation, disclose and make available to Allergan, in a form reasonably requested by Allergan (including by providing copies thereof), all Regulatory Documentation Controlled by UroGen and UroGen Know-How (a) that is in existence as of the Effective Date, within fifteen (15) Business Days of the Effective Date and (b) that comes into existence after the Effective

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Date, promptly after the earlier of the development, making, conception or reduction to practice or the filing with any Regulatory Authority of such Regulatory Documentation or UroGen Know-How, as applicable (such disclosure, the “Initial Disclosure”). UroGen, at [*] cost and expense, shall provide Allergan with all reasonable assistance required to provide Allergan with the Initial Disclosure in a timely manner. Without limiting the foregoing, UroGen shall provide to Allergan within fifteen (15) Business Days of the Effective Date, to the extent each of the following is UroGen Know-How, as reasonably determined by UroGen or requested by Allergan, (x) all clinical and non-clinical data, research, analyses and other Information (including all Information related to the safety of, or adverse event reporting with respect to, an RTGel Component or a Licensed Product), (y) copies of all material correspondence in UroGen’s possession as of the Effective Date, to and from any Regulatory Authority, and (z) minutes or summaries of any material verbal communications with Regulatory Authorities prepared by or on behalf of UroGen or any Third Party, in each case of clauses (x) through (z), in a form and format reasonably requested by Allergan.

2.5.2 Upon Allergan’s reasonable request following the Initial Disclosure, UroGen shall provide (i) reasonable assistance to Allergan following the Initial Disclosure for purposes of assisting Allergan in acquiring expertise on the practical application of such Information or assisting Allergan in resolving issues arising during the exercise of such rights, and (ii) such additional assistance (including access to those of UroGen’s representatives as Allergan may reasonably request) as may be requested by Allergan for compensation, provided that: (a) UroGen shall provide the first [*] hours of such assistance under this Section 2.5.2 at its own cost, (b) Allergan shall reimburse UroGen for any additional assistance under this Section 2.5.2 at the rate of [*] per hour, and (c) Allergan shall reimburse UroGen its documented travel and other out-of-pocket expenses incurred in providing all assistance under this Section 2.5.2 within thirty (30) days of invoice therefor.

2.6 RTGel Improvements.

2.6.1 Each Party shall promptly disclose to the other Party any RTGel Improvements Controlled by such first Party or its Affiliates during the Term and provide the other Party with all relevant Information Controlled by such first Party with respect to such RTGel Improvement. Concurrent with a disclosure of any RTGel Improvements, each Party shall also disclose the existence of any Patent or other intellectual property right of a Third Party in any country in the Territory that it believes necessary to practice such RTGel Improvement (which disclosure shall not constitute any representation or warranty by the Party making such disclosure to the other Party), and any license to such Patent or other intellectual property right of a Third Party shall be subject to Section 7.7.1. Notwithstanding and without limiting any of the foregoing, each Party shall use commercially reasonable efforts to ensure that, for the purposes of this Agreement, it Controls any RTGel Improvement invented or otherwise developed by, in the case of Allergan, its Sublicensees or Affiliates and, in the case of UroGen, its licensees or Affiliates.

2.6.2 Allergan may, at any time, request that UroGen not provide any detailed disclosure with respect to any RTGel Improvement by UroGen and reject any RTGel Improvement by UroGen under Section 2.6.1 on written notice to UroGen, in which event, the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

licenses to Allergan under Section 2.1 shall cease to include such RTGel Improvement and Allergan shall have no right to use or practice such rejected RTGel Improvement under this Agreement.

2.6.3 Subject to the terms of this Agreement (including Section 2.9), Allergan hereby grants to UroGen (a) a non-exclusive, fully paid-up, perpetual worldwide license, with the right to freely grant sublicenses through multiple tiers, under any RTGel Improvement Controlled by Allergan other than any Toxin-Specific RTGel Improvements (the “Allergan RTGel Improvements”) for the Exploitation of the RTGel Product and any product incorporating the RTGel Product and any active ingredient other than a Toxin in all fields other than [*], and (b) an exclusive (including with regard to Allergan and its Affiliates), royalty-bearing, perpetual worldwide license, with the right to freely grant sublicenses through multiple tiers, under the Allergan RTGel Improvements for the Exploitation of the RTGel Product and any product incorporating the RTGel Product and any active ingredient other than a Toxin in the prevention or treatment of oncology indications (each, an “Oncology Product”), subject to UroGen’s obligation to pay Allergan a royalty of [*] of net sales in the Territory by UroGen, its Affiliates and its licensees of such Oncology Product. The term “net sales” with respect to such Oncology Products has the same meaning as “Net Sales” under this Agreement, and such royalty shall be paid in accordance with Section 6.5 and Section 6.6, in each case mutatis mutandis. In addition, during the Term, the Parties may negotiate and agree in writing upon the terms and conditions pursuant to which UroGen may obtain an exclusive license under any Allergan RTGel Improvement for use in any indication other than the oncology indications; provided that, for clarity, in no event shall Allergan be obligated to grant such license to UroGen.

2.7 Confirmatory Patent License. UroGen shall, if requested to do so by Allergan, promptly enter into confirmatory license agreements in such form as may be reasonably requested by Allergan for purposes of recording the licenses granted to Allergan under this Agreement with such patent offices in the Territory as Allergan considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, UroGen and Allergan shall have the same rights in respect of the UroGen Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

2.8 Governance.

2.8.1 Working Group. Promptly, and in any event within thirty (30) days after the Effective Date, the Parties shall establish a working group (the “Working Group”) and such Working Group will facilitate communications and discussions between the Parties with respect to each Party’s rights and obligations under this Agreement, including Allergan’s Development activities [*] and Allergan’s Commercialization activities [*] Each Party shall appoint one or more appropriate representatives to the Working Group. Each Party may replace its representatives at any time upon written notice to the other Party. The Working Group shall meet at least semi-annually, or more frequently as such Working Group may agree. The Working Group may meet in person, by videoconference, or by teleconference, as agreed by such Working Group. Each Party shall bear the expense of its respective Working Group members’ participation in Working Group meetings. The Working Group shall not have decision-making authority with respect to any matter under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.8.2 Alliance Managers. Each Party shall appoint a person who shall oversee contact between the Parties for all matters under this Agreement and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each such person, an “Alliance Manager”). Either Party may replace its Alliance Manager at any time by notice in writing to the other Party. The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

2.9 Exclusivity. [*], UroGen shall not (and shall cause its Affiliates to not), [*] any product containing the RTGel Product (whether or not such product contains one or more additional active or inactive ingredients) for use in the First Indication or the NDO Indication in the Territory, either as the indication being investigated in such clinical trial, or as the indication included in the product label for commercial sale, as applicable, except as necessary to fulfill its obligations under this Agreement; provided that nothing in this Section 2.9 shall prevent UroGen from [*]. For clarity, the restrictions in this Section 2.9 require UroGen to (and require UroGen to cause its Affiliates to) cease as of the Effective Date any [*] activities related to any product containing the RTGel Product (including the Licensed Product) for the First Indication and the NDO Indication in the Territory. For further clarity, UroGen and its Affiliates shall not be restricted from conducting [*] any product containing an RTGel Product for use in indications (including oncology indications) other than the First Indication or the NDO Indication, even though: (i) [*], or (ii) [*], so long as [*]. This Section 2.9 does not apply to any product developed or commercialized by any Third Party that becomes an Affiliate of UroGen after the Effective Date other than by direct or indirect acquisition of such Third Party by UroGen or any of its Affiliates, to the extent such development or commercialization (a) has occurred prior to such Third Party becoming an Affiliate of UroGen and without any access to Information or Patents owned or controlled by UroGen, or (b) occurs without the use of any Information or Patents owned or controlled by UroGen after such Third Party becomes an Affiliate of UroGen; provided that, a “firewall” of reasonable safeguards is put in place between individuals with access to Information and Patents (to the extent unpublished) owned or controlled by UroGen, on the one hand, and the personnel responsible for the development or commercialization of such product, on the other hand.

2.10 Permitted Active Ingredients. From time to time, in the event Allergan wishes to combine a Licensed Product with a pharmaceutically active ingredient (either as a fixed-dose combination or to be combined or mixed prior to or during administration), Allergan may do so by requesting such to UroGen in writing and UroGen shall have [*] days to respond to such request. If Allergan’s request is to combine a Licensed Product with a pharmaceutically active ingredient in order to [*], UroGen may only decline to grant Allergan’s request by written notice to Allergan if, at the time of receipt of such notice, UroGen (a) [*] or (b) [*]. If UroGen grants Allergan’s request, the pharmaceutically active ingredient subject to the request shall be deemed a “Permitted Active Ingredient” under this Agreement. Notwithstanding any of the foregoing, in the event UroGen does not respond to Allergan’s request under this Section 2.10 within [*] days, UroGen shall have no right to reject Allergan’s request and the pharmaceutically active ingredient subject to the request shall be deemed a “Permitted Active Ingredient” under this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement. If, [*] months following the designation of any pharmaceutically active ingredient as a Permitted Active Ingredient under this Section 2.10, Allergan has not initiated a pre-clinical or clinical development program pursuant to which a product containing the RTGel Product and such ingredient as one of the active ingredients of such product is being developed, then such pharmaceutically active ingredient shall cease to be a Permitted Active Ingredient. For clarity, nothing in this Section 2.10 shall restrict UroGen’s use of any Permitted Active Ingredient in accordance with this Agreement. Any information disclosed to UroGen by Allergan as part of Allergan’s request under this Section 2.10 to combine a Licensed Product with a pharmaceutically active ingredient, including, in particular, the use of such pharmaceutically active ingredient with an RTGel Product, shall be deemed Allergan’s Confidential Information under this Agreement.

ARTICLE 3

DEVELOPMENT AND REGULATORY ACTIVITIES

3.1 Development.

3.1.1 In General.

(a) Responsibility. Subject and pursuant to the terms of this Agreement, Allergan shall have the sole right and responsibility, at its sole expense, to Develop the Licensed Products and, without limiting the generality of the foregoing, to (a) file all Drug Approval Applications or BLAs and make all other filings with the Regulatory Authorities, and to otherwise seek all Regulatory Approvals for Licensed Products, in the Territory, as well as to conduct all correspondence and communications with Regulatory Authorities regarding such matters and (b) report all adverse events to Regulatory Authorities if and to the extent required by Applicable Law.

(b) Development Plan. An initial development plan is attached hereto as Exhibit A (such plan, as may be amended by time to time pursuant to this Agreement, the “Development Plan”). The Development Plan is a high-level summary of the Development activities Allergan anticipates being necessary to obtain Regulatory Approval for Licensed Products for the First Indication in the U.S. and [*] EU5 Countries for which Allergan is using Commercially Reasonable Efforts to Develop and seek Regulatory Approval for a Licensed Product in the First Indication. For as long as Development activities under this Agreement are ongoing, on or before each anniversary of the Effective Date, Allergan shall prepare an amendment, as appropriate, to the then-current Development Plan to reflect material changes or additions to the Development of Licensed Products for the First Indication in the U.S. and [*] EU5 Countries. Allergan shall submit all amendments to the Development Plan to UroGen and, upon such submission, the amended Development Plan will become effective and supersede the previous Development Plan.

3.1.2 Diligence. Allergan shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for a Licensed Product [*] in the United States and [*] EU5 Countries.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.1.3 Subcontracting. Allergan shall have the right to subcontract any of its Development activities to a Third Party without any prior approval of UroGen; provided that Allergan remains responsible for its obligations under this Agreement.

3.1.4 Compliance with Applicable Law. Allergan shall and shall cause its Affiliates to, comply in all material respects with all Applicable Law with respect to the Development of Licensed Products hereunder.

3.1.5 Development Records. Allergan shall maintain, in good scientific manner, complete and accurate books and records pertaining to its Development activities hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be appropriate for patent and regulatory purposes, in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Development activities hereunder, which books and records shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement. Such books and records shall be retained by Allergan for at least [*] years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.

3.2 Regulatory Activities.

3.2.1 Regulatory Approvals. As between the Parties, except as expressly set forth herein, Allergan shall have the sole right to prepare, obtain, and maintain Drug Approval Applications and BLAs, as applicable (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals, and other submissions to Regulatory Authorities, and to conduct communications with the Regulatory Authorities, for Licensed Products in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities with respect to Development activities). Allergan shall provide UroGen with copies of relevant draft modules (or their equivalent) of original marketing applications (for clarity, excluding amendments to marketing applications) for any Licensed Product in the Territory reasonably in advance of such application’s submission. UroGen may provide comments on such application’s content within [*] Business Days of receipt, and Allergan shall consider UroGen’s comments in good faith to the extent applicable to the RTGel Component. UroGen shall support Allergan, as may be reasonably necessary, in obtaining Regulatory Approvals for the Licensed Products and in the activities in support thereof, including providing all documents and other materials in the possession or control of UroGen or any of its Affiliates, and attending any meeting or discussion with any Regulatory Authority, in either case, as may be necessary or useful for Allergan or any of its Affiliates or its or their Sublicensees to obtain Regulatory Approvals for the Licensed Products. In addition, [*] and [*]. Allergan shall provide UroGen with minutes of any meeting with a Regulatory Authority relating to the RTGel Component; provided, that Allergan may redact from such minutes any Information that pertains to products other than a Licensed Product. For purposes of this Section 3.2.1, “Notified Body”, means the certification organization designated by the relevant member state of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the European Union Directive, 93/42/EEC (OJ No L 169/1, 12 July 1993), as amended. Upon UroGen’s request, Allergan shall promptly provide UroGen with all documents [*] in accordance with this Section 3.2.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2.2 Recalls, Suspensions or Withdrawals.

(a) Each Party shall notify the other Party reasonably promptly following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Licensed Product or RTGel Component in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts.

(b) As between the Parties, Allergan shall have the right to make the final determination whether to voluntarily implement any recall, market suspension or market withdrawal in the Territory with respect to a Licensed Product. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Allergan shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.2.2, as between the Parties, Allergan shall be solely responsible for the execution and UroGen shall reasonably cooperate in all such efforts. Subject to Section 10.1.2, Allergan shall be responsible for all costs of any such recall, market suspension or market withdrawal, except in the event and to the extent that a recall, market suspension or market withdrawal resulted from UroGen’s or its Affiliate’s breach of its representations, warranties, covenants or obligations hereunder or from UroGen’s or its Affiliate’s fraud, negligence or willful misconduct, in which case, UroGen shall reimburse Allergan the expense of such recall, market suspension or market withdrawal.

3.2.3 Safety Database. The Parties shall in good faith negotiate and execute a mutually acceptable pharmacovigilance agreement addressing drug safety and adverse event reporting and compliance (the “Pharmacovigilance Agreement”) within ninety (90) days following the Effective Date. Before the execution of such Pharmacovigilance Agreement, the terms of this Section 3.2.3 apply. Allergan shall establish, hold and maintain (at Allergan’s cost and expense) a safety database for Licensed Products. UroGen shall provide Allergan with all information necessary for Allergan to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States), from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies and commercial experiences with an RTGel Product or Licensed Product. Allergan shall provide UroGen a copy of all Information maintained by Allergan in the Allergan safety database for Licensed Products or otherwise, to the extent such Information is related to RTGel Products or otherwise as necessary for UroGen to comply with Applicable Law or a request by a Regulatory Authority.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 4

COMMERCIALIZATION

4.1 Commercializing Party. As between the Parties, Allergan (itself or through its Affiliates or its or their Sublicensees) shall have the sole right to Commercialize Licensed Products in the Field in the Territory at its sole cost and expense.

4.2 Diligence. Allergan shall use Commercially Reasonable Efforts to Commercialize a Licensed Product [*] in the United States and [*] EU5 Countries following receipt of Regulatory Approval therefor in the applicable country. UroGen acknowledges and agrees that Allergan shall not be obligated to use Commercially Reasonable Efforts to Commercialize more than one Licensed Product in the United States or any EU5 Country or to Commercialize a Licensed Product in any country in the Territory other than the United States and [*] EU5 Countries.

4.3 Commercialization Plan. Allergan shall deliver to UroGen a high-level summary of its anticipated Commercialization activities in the United States and [*] the EU5 Countries for which Allergan is using Commercially Reasonable Efforts to Commercialize a Licensed Product with respect to a Licensed Product [*] no later than six (6) months prior to the anticipated launch of [*] Licensed Product [*] in the United States or one of the EU5 Countries (such summary, the “Commercialization Plan”). On or before each anniversary of the delivery of the first Commercialization Plan, Allergan shall prepare an amendment, as appropriate, to the then-current Commercialization Plan to reflect material changes or additions to the Commercialization of Licensed Product for the First Indication in the United States and the relevant [*] EU5 Countries. Allergan shall submit all amendments to the Commercialization Plan to UroGen and, upon such submission, the amended Commercialization Plan will become effective and supersede the previous Commercialization Plan.

4.4 Booking of Sales; Distribution. As between the Parties, Allergan shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. Subject to Section 3.2.2, as between the Parties, Allergan shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.

4.5 Compliance with Applicable Law. Allergan shall and shall cause its Affiliates to, comply in all material respects with all Applicable Law with respect to the Commercialization of Licensed Products hereunder.

4.6 Subcontracting; Distributors. Allergan shall have the right to subcontract any of its Commercialization activities to a Third Party (including by appointing one or more contract sales forces, co-promotion partners or Distributors); provided that Allergan remains responsible for its obligations under this Agreement.

ARTICLE 5

SUPPLY

5.1 Supply of Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.1.1 General Terms. UroGen shall, at Allergan’s request, supply pre-clinical and clinical quantities (for Phase I Clinical Trials and Phase II Clinical Trials only) of the RTGel Component for the Development of Licensed Products by Allergan in accordance with this Agreement and any purchase order delivered by Allergan to UroGen for such RTGel Component (such purchase order, other than the initial supply orders, to include a required delivery date for the ordered quantities no less than [*] days from the date of the purchase order); provided that, for the initial Phase II Clinical Trial to be conducted by Allergan with respect to a Licensed Product, in no event shall Allergan request, without UroGen’s prior consent, more than [*] of RTGel Component to be supplied by UroGen hereunder. The initial supply order for RTGel Components to be supplied by UroGen to Allergan will consist of at least [*] of sterile, GMP grade RTGel Component and its Certificate of Analysis (“CofA”) that shall be delivered, notwithstanding any other provision of this Agreement, by UroGen to Allergan no later than [*] (the “Initial Supply” and such initial supply terms, the “Initial Supply Terms”). UroGen shall Manufacture (or have Manufactured) all such RTGel Components in accordance with Applicable Law, including cGMP for clinical supply. All RTGel Component supplied to Allergan under this Agreement will meet the acceptance criteria for all the tests on the CofA. The supply price for an RTGel Component payable by Allergan to UroGen under this Agreement or the supply agreement described in Section 5.1.2 shall be equal to the direct out-of-pocket costs incurred by UroGen in either the Manufacture or procurement from a Third Party, as applicable, of each RTGel Component [*]. Except as otherwise set forth in this Section 5.1, Allergan shall have the sole right, at its expense, to Manufacture (or have Manufactured) and supply the Licensed Products for Exploitation in the Territory by Allergan and its Affiliates and its or their Sublicensees. In no event shall Allergan be obligated to procure supply of RTGel Components exclusively from UroGen or meet any minimum quantity order requirements. For clarity, UroGen has no obligation to supply Allergan with any RTGel Component for Phase III Clinical Trials or for the launch or commercial use of the Licensed Product. Notwithstanding anything to the contrary in this Section 5.1.1, in the event an RTGel Component is an Allergan RTGel Improvement for which the manufacturing process materially differs from the manufacturing process for the RTGel Product as of the Effective Date, then (a) the Parties shall, at Allergan’s request, discuss and implement in good faith a commercially reasonable plan under which UroGen can manufacture and supply such RTGel Component for Allergan in accordance with this Agreement, which shall include (i) reimbursement by Allergan to UroGen for its reasonably incurred and documented costs in implementing the different manufacturing process (to the extent such process will be used to supply RTGel Components to Allergan under this Agreement) and (ii) the technology transfer described in Section 5.3, and (b) (i) Section 5.1.3 shall cease to apply with respect to any failure or delay in the supply of a RTGel Component reasonably stemming from implementation by UroGen or its Third Party supplier of such different manufacturing process for such RTGel Component and (ii) in the event such change in RTGel Component applies to the Initial Supply, then the Initial Supply Terms shall cease to apply.

5.1.2 Clinical Supply and Quality Agreement. Within [*] days of the Effective Date, the Parties shall enter into a clinical supply agreement setting forth any additional terms and conditions of such supply and quality with respect thereto, including a reasonable and customary quality assurance agreement that shall set forth the terms and conditions upon which UroGen will conduct its quality activities in connection with such supply. Such agreements shall be negotiated and agreed by the Parties in good faith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.1.3 Failure to Supply. In the event UroGen, for [*] times, fails to supply to Allergan under Section 5.1.1 at least [*] of the RTGel Component requested by Allergan pursuant to the terms of this Agreement, then Allergan shall have the right to make a one-time reduction with respect to the amount of the next milestone payment due to UroGen under Section 6.2.1 by [*].

5.2 Manufacturing Technology Transfer. Upon Allergan’s request, initiated no earlier than [*] after the Effective Date and no later than the completion of the first Phase II Clinical Trial for a Licensed Product conducted by Allergan or its authorized designee, UroGen shall effect a full transfer to Allergan or its designee (which designee may be an Affiliate or a Third Party manufacturer) of all UroGen Know-How relating to the then-current process for the Manufacture of the RTGel Component (the “Manufacturing Process”) and to implement the Manufacturing Process at facilities designated by Allergan. The transfer of the Manufacturing Process from UroGen shall be deemed complete when Allergan is able to, either itself or via its designee, Manufacture Licensed Products that meet established specifications. Following completion of the transfer of the Manufacturing Process in accordance with this Section 5.2, as between the Parties, (a) Allergan shall be responsible for securing the manufacture of its future needs of RTGel Components not then subject to an outstanding purchase order including, for the avoidance of doubt, any Phase I or Phase II Clinical Trials conducted by Allergan after the completion of such transfer, and (b) except with respect to purchase orders placed by Allergan in accordance with Section 5.1.1 for RTGel Component prior to the completion of transfer, Section 5.1.1 and Section 5.1.3 shall cease to apply in their entirety. Upon Allergan’s reasonable request following the transfer of the Manufacturing Process for the RTGel Component, UroGen shall provide (i) up to [*] hours of reasonable technical assistance [*] following the transfer of the Manufacturing Process to enable Allergan (or its Affiliate or designated Third Party manufacturer, as applicable) to implement, use and practice the Manufacturing Process at the facilities designated by Allergan and (ii) such additional technical assistance (including access to its technical personnel) as may be requested by Allergan for compensation at the rate of [*] per hour, in each case of (i) and (ii) subject to reimbursement of UroGen’s documented travel and other out-of-pocket expenses incurred in providing such assistance within [*] days of invoice therefor. Notwithstanding the anything to the contrary, Allergan shall be responsible at all times during the Term for manufacture of all [*] of the Licensed Product.

5.3 Subsequent Manufacturing Technology Transfer. Without limiting the foregoing or the licenses and other rights granted by each Party to the other under this Agreement, in the event that (a) any Allergan RTGel Improvement is made by or on behalf of Allergan or any of its Affiliates or (b) any RTGel Improvement is made by or on behalf of UroGen or any of its Affiliates, in each case relating to, or that is otherwise necessary or useful for, the Manufacture of the RTGel Product during the Term (“New Manufacturing Technology”), such Party shall promptly disclose such New Manufacturing Technology to the other Party and shall, at the other Party’s request, perform technology transfer with respect to such New Manufacturing Technology in the same manner as provided in Section 5.2 (applied mutatis mutandis to Allergan, as applicable).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6

PAYMENTS AND RECORDS

6.1 Upfront Payment. In partial consideration of the rights granted by UroGen to Allergan hereunder and subject to the terms and conditions of this Agreement, no later than ten (10) Business Days following the Effective Date, Allergan shall pay UroGen a non-creditable, non-refundable, upfront amount equal to Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

6.2 Milestones.

6.2.1 Development and Approval Milestones. Subject to the terms of this Agreement (including Section 5.1.3), within [*] days after the first achievement by Allergan, its Affiliates or Sublicensees of a Milestone Event set forth below for Licensed Products, Allergan shall make a one-time, non-creditable, non-refundable Milestone Payment to UroGen in the amount below corresponding to such Milestone Event:

Milestone Event	Milestone Payment
Submission of IND application for a Licensed Product to the FDA	$7,500,000
Initiation of a Phase III Clinical Trial for a Licensed Product for the First Indication	$20,000,000
Initiation of Phase III Clinical Trial for a Licensed Product for the Second Indication	$15,000,000
First Commercial Sale of a Licensed Product in the U.S. for the First Indication	$50,000,000
First Commercial Sale of a Licensed Product in three of the EU5 Countries for the First Indication	$25,000,000
First Commercial Sale of a Licensed Product in the U.S. for the Second Indication	$25,000,000
First Commercial Sale of a Licensed Product in three of the EU5 Countries for the Second Indication	$15,000,000

6.2.2 Sales-Based Milestone. In partial consideration of the license rights granted by UroGen to Allergan hereunder and subject to the terms and conditions set forth in this Agreement, the first time that the aggregate Net Sales of all Licensed Products made by Allergan or any of its Affiliates or Sublicensees in the Territory in any Calendar Year exceed Five Hundred Million Dollars ($500,000,000), Allergan shall pay to UroGen a non-creditable, non-refundable milestone payment in the amount of Fifty Million Dollars ($50,000,000). Such milestone payment shall be due within [*] days after the end of the applicable Calendar Year in which the relevant sales threshold was met.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.3 Royalties.

6.3.1 Royalty Rates. In partial consideration of the license rights granted by UroGen to Allergan hereunder and subject to the terms and conditions set forth in this Agreement, Allergan shall pay to UroGen a royalty, subject to the terms of this Agreement (including Section 6.3.2), on Net Sales to Third Parties (including Distributors) of each Licensed Product in a country in the Territory during each Calendar Year of the applicable Royalty Term at the following rates:

(a) for that portion of aggregate Net Sales of such Licensed Product in the Territory during such Calendar Year is less than or equal to [*], a royalty rate of [*]; and

(b) for that portion of aggregate Net Sales of such Licensed Product in the Territory during such Calendar Year between [*] and [*], a royalty rate of [*]; and

(c) for that portion of aggregate Net Sales of such Licensed Product in the Territory during such Calendar Year over [*], a royalty rate of [*].

6.3.2 Reductions.

(a) Subject to Section 6.3.2(c), if one or more Third Parties sell a Competing Product that has received Regulatory Approval for, or is otherwise used for, an Indication in any country in the Territory for which a Licensed Product has received Regulatory Approval for such Indication, then commencing on the date on which sales of the Competing Product by such Third Parties are equal to or greater than [*] of aggregate unit volume of sales of the Licensed Product in such country (as measured by IMS Health data or other similar information available from a Third Party data provider and applicable to such country) and continuing for the remainder of the Royalty Term, then the applicable royalty rates in effect with respect to the Licensed Product in such country shall be reduced to [*] of the royalty rates set forth in Section 6.3.1.

(b) Subject to Section 6.3.2(c), beginning in the first Calendar Quarter during the Royalty Term for a particular Licensed Product in a country in the Territory for which there is no Valid Claim of a UroGen Patent that Covers such Licensed Product in such country and continuing for the remainder of the Royalty Term for such Licensed Product in such country, the applicable royalty in effect with respect to such Licensed Product in such country shall be reduced to [*] of the royalty rates set forth in Section 6.3.1. For clarity, for any particular Licensed Product in any particular country, in the event any pending patent application within any UroGen Patent issues during the Royalty Term but after the royalty reduction under this Section 6.3.2(b) has been triggered, the claims in such pending application shall be deemed “Valid Claims” for the purpose of calculating the Royalty Term for such Licensed Product in such country, but shall not result in the reversal of the royalty rate reduction for such Licensed Product in such country under this Section 6.3.2(b).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Notwithstanding the foregoing, if both Section 6.3.2(a) and Section 6.3.2(b) apply, then the royalty rates shall be [*] of the royalty rates set forth in Section 6.3.1.

6.3.3 Specified Agreements.

(a) UroGen shall be solely responsible for any and all payments and other obligations owed to any Third Party under any agreement (i) to which UroGen or any of its Affiliates is a party that is in force as of the Effective Date and is related to the UroGen Patents, the UroGen Know-How, the Licensed Products, or the RTGel Component, including any agreements for the supply of such, (ii) that pertains to Third Party intellectual property Covering the composition or formulation of, or the method of making or using, the RTGel Product existing as of the Effective Date when such agreement is entered into on or after the Effective Date by UroGen or any of its Affiliates and or (iii) that pertains to Third Party intellectual property Covering the composition of, formulation of, or the method of making or using, any RTGel Improvement Controlled by UroGen or its Affiliates when such Third Party intellectual property was not identified by UroGen to Allergan at the time of the disclosure of such RTGel Improvement under Section 2.6.1 (collectively, the “UroGen Product Agreements”). If UroGen receives a notice of breach (a “Breach Notice”) under any of the UroGen Product Agreements, within three (3) Business Days of receipt of such Breach Notice, UroGen shall notify Allergan in writing of its receipt of such Breach Notice. If UroGen does not cure the breach specified in a Breach Notice during the first half of the applicable cure period set forth in the applicable UroGen Product Agreement with respect to such breach (including any tolling of such cure period provided in such UroGen Product Agreement if UroGen disputes such breach), then Allergan may, in its sole discretion, pay to such Third Party the amounts due by UroGen under such UroGen Product Agreement to cure such breach or otherwise cure such breach and offset one hundred percent (100%) of such payments plus any other costs incurred by Allergan in curing such breach against amounts otherwise payable to UroGen under this Agreement.

(b) Allergan shall be solely responsible, subject to Sections 6.3.3(a) and 7.7, for any and all payments and other obligations owed to any Third Party under any agreement to which Allergan or any of its Affiliates is a party that pertains to Third Party intellectual property Covering the composition or formulation of, or the method of making or using, any Allergan RTGel Improvement.

6.4 Estimated Sales Levels. UroGen acknowledges and agrees that the sales levels set forth in Section 6.2.2 and Section 6.3.1 shall not be construed as representing an estimate or projection of anticipated sales of the Licensed Products or implying a level of diligence or Commercially Reasonable Efforts in the Territory and that the sales levels set forth in those Sections are merely intended to define Allergan’s royalty and other payment obligations, as applicable, in the event such sales levels are achieved.

6.5 Royalty Payments and Reports. Allergan shall calculate all amounts payable to UroGen pursuant to Section 6.2.2 or Section 6.3.1 at the end of each Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 6.6. Within [*] days after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

obligation pursuant to Section 6.2.2 or Section 6.3.1, Allergan shall submit to UroGen a report identifying, for each Licensed Product, the Net Sales for such Licensed Product for each country in the Territory for such Calendar Quarter, any sales milestones or royalties payable to UroGen pursuant to Section 6.2.2 or Section 6.3.1, as applicable, the basis for any reduction in royalties pursuant to Section 6.3.3, and the conversion of such Net Sales from the currency of sale into Dollars.

6.6 Mode of Payment. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with GAAP.

6.7 Taxes.

6.7.1 General. Each Party is responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to Applicable Law. The milestones, royalties and other amounts payable by Allergan to UroGen pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding of taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges required by Applicable Law (“Withholding Taxes”). Except as provided in this Section 6.7, UroGen shall be solely responsible for paying any and all taxes (other than Withholding Taxes required by Applicable Law to be deducted from Payments and remitted by Allergan) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Allergan shall deduct or withhold from the Payments any Withholding Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if UroGen is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable Withholding Taxes, it may deliver to Allergan or the appropriate governmental authority (with the reasonable assistance of Allergan to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms valid under Applicable Law necessary to lawfully reduce the applicable rate of withholding or to relieve Allergan of its obligation to withhold such Withholding Taxes and Allergan shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Allergan has received, in a form satisfactory to Allergan, the valid forms, or evidence of UroGen’s delivery of all applicable valid forms (and, if necessary, its receipt of appropriate governmental authorization), at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Allergan withholds any amount, it shall pay to UroGen the net remaining balance when due, make timely payment to the proper Governmental Authority of the withheld amount and send to UroGen proof of such payment within a reasonable time following such payment, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to UroGen hereunder. UroGen shall indemnify and hold harmless Allergan for any withholding agent liability for Withholding Taxes, including interest and penalties thereon. The Parties shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

reasonably cooperate and take any commercially reasonable actions necessary to perform any required reporting and withholding and to eliminate or minimize the amount of any such deductions, withholdings, or Additional Amounts, if any, including providing valid and sufficient certificates, documentation and other information under Applicable Law. UroGen represents and agrees that it is the beneficial owner of the Payments and is a resident of Israel by virtue of the Applicable Law of Israel, and does not have a fixed base, office or permanent establishment in Ireland through which it carries on a trade or business.

6.7.2 Value Added Tax. Notwithstanding anything contained in Section 6.7.1, this Section 6.7.2 shall apply with respect to value added tax, ad valorem, goods and services or similar tax chargeable on the supply or deemed supply of goods or services, sales and use taxes, transaction taxes, consumption taxes and other similar taxes required by Applicable Law including any interest, penalties or other additions to tax thereon, required under Applicable Law (“VAT”). All Payments are exclusive of VAT. If any VAT is required in respect of any Payments under Applicable Law, Allergan shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a valid VAT invoice in the appropriate form issued by UroGen in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and forty-five (45) days after the receipt by Allergan of the applicable valid invoice relating to that VAT payment. The Parties will reasonably cooperate to issue valid invoices for all amounts due under this Agreement consistent with VAT requirements. Allergan shall not be responsible for any penalties and interest resulting from the failure by UroGen to collect (if not included on a valid VAT invoice) or remit any such VAT. UroGen and Allergan shall reasonably cooperate to eliminate or minimize the amount of any such VAT imposed on the transactions contemplated in this Agreement.

6.7.3 Withholding Tax Action. If either Party (or its Affiliates or successors) is required to make a payment to the other Party subject to Withholding Tax, then if such Withholding Tax obligation arises as a direct result of an assignment of this Agreement, change of control of the payor, change of jurisdiction of payments made by payor, or change of domicile by the payor, and such action has the effect on such payment of increasing the amount of tax required to be deducted or withheld than the maximum Withholding Taxes that would have been due under the Term of the Agreement had such action not been taken after taking into account all available and lawful reductions or eliminations of such Withholding Taxes available under Applicable Law (a “Withholding Tax Action”), then the amount payable by the Party taking such Withholding Tax Action (in respect of which such increased deduction or withholding is required to be made) shall be increased by the amount necessary to ensure that after deduction or withholding of such Withholding Taxes, the other Party receives the same amount that it would have received had no such Withholding Tax Action occurred determined at the time of each payment (the “Additional Amounts”); provided, however, that if the payee derives or is able to derive a Tax benefit (including through the use of Tax credit, offset, or otherwise) under Applicable Law, in whole or in part, determined on a with and without basis as a result of such additional Withholding Taxes, payor shall not be required to increase any Payment by the amount of such Tax benefit, or, if withholding has already been made, the payee shall promptly reimburse the payor for the amount of such benefit; provided, further, that the payee shall take all commercially reasonable actions necessary to obtain any lawful reductions or eliminations of such Withholding Taxes available under Applicable Law or any Tax benefit (including through

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the use of foreign Tax credit) with respect to such additional Withholding Taxes and to defend such benefit in a Tax audit, administrative proceeding or litigation. The Additional Amounts, along with any other Withholding Taxes deducted and withheld from the payment made by such Party, shall be otherwise subject to Section 6.7.1. For the avoidance of doubt, no Additional Amounts are required due to an increase of Withholding Taxes as a direct result of an assignment of this Agreement, change of control, or change of domicile by the payee, or as a result of a change in legislation. Notwithstanding the foregoing, any sublicense or assignment in contravention of Section 2.2 or Section 12.3, respectively, of this Agreement will not constitute a Withholding Tax Action.

6.8 Financial Records. Allergan shall, and shall cause its Affiliates and its or their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder (including Net Sales of Licensed Products) to the extent required to calculate and verify all amounts payable hereunder. Allergan shall, and shall cause its Affiliates and its or their Sublicensees to, retain such books and records until the later of (a) [*] years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law. UroGen shall, and shall cause its Affiliates to, retain its books and records regarding Withholding Taxes and any withholding forms as discussed in Section 6.7.1 until the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.

6.9 Audit.

6.9.1 Procedures. At the request of UroGen, Allergan shall, and shall cause its Affiliates and its and their Sublicensees to, permit an independent auditor designated by UroGen and reasonably acceptable to Allergan, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.8 to ensure the accuracy of all reports and payments made hereunder; provided that neither Allergan nor any of its Affiliates or its or their Sublicensees, shall be obligated to make such books and records available to such auditor until such auditor has entered into a confidentiality agreement in a form reasonably acceptable to Allergan. Such examinations may not (a) be conducted for any Calendar Quarter more than [*] years after the end of such quarter, (b) be conducted more than [*] in any twelve (12)-month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period) or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of this audit shall be borne by UroGen, unless the audit reveals a variance of more than [*] from the reported amounts, in which case Allergan shall bear the cost of the audit. Unless disputed pursuant to Section 6.9.2, if such audit concludes that additional amounts were owed by Allergan, Allergan shall pay the additional amounts within [*] days after the date on which such audit is completed by or on behalf of UroGen and if such audit concludes that Allergan made an overpayment, any amount of such overpayment shall be fully creditable against amounts payable hereunder for the immediately succeeding Calendar Quarter(s); provided, that if at the end of the Term any of such overpayment amount has not been credited against amounts payable hereunder, UroGen shall pay Allergan such remaining overpayment within [*] days after the end of the Term.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.9.2 Audit Dispute. In the event of a dispute with respect to any audit under Section 6.9.1, UroGen and Allergan shall work in good faith to resolve the dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [*] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than [*] days after such decision and in accordance with such decision, Allergan shall pay the additional amounts, or UroGen shall reimburse the excess payments, as applicable.

6.9.3 Confidentiality. UroGen shall treat all information subject to review under this ARTICLE 6 in accordance with the confidentiality provisions of ARTICLE 8 and the Parties shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement Allergan obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property.

7.1.1 Inventorship. Inventorship of all Inventions shall be determined in accordance with U.S. patent laws.

7.1.2 Background Technology. As between the Parties, each Party shall own and retain all right, title and interest in and to any and all Information, Inventions, Patents and other intellectual property rights that are Controlled by such Party or any of its Affiliates or, with respect to Allergan, its or their Sublicensees, as of the Effective Date.

7.1.3 Agreement Intellectual Property. Except as otherwise expressly provided in this Agreement, (i) if any Agreement Know-How is solely invented by one or more employees, agents, consultants, subcontractors or independent contractors of a Party, such Agreement Know-How, and any and all intellectual property rights therein (including any Agreement Patents claiming such Agreement Know-How), shall be solely owned by such Party, and (ii) if any Agreement Know-How is jointly invented by one or more employees, agents, consultants, subcontractors or independent contractors of each Party, such Agreement Know-How (a “Joint Invention”), each Patent Covering such Joint Invention (each, a “Joint Patent”), and other intellectual property rights in such Joint Invention shall be jointly owned by the Parties. Except to the extent either Party is restricted by the licenses granted to the other party herein, each Party may practice and exploit the Joint Inventions without the duty of accounting or seeking consent from the other Party, and each Party hereby consents to any further sublicensing of such Joint Patents anywhere in the world, subject to the licenses granted herein.

7.1.4 Assignment Obligation. Each Party shall cause all Persons (a) who perform activities for such Party under this Agreement or (b) who conceive, discover, develop or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

otherwise make any Inventions or Information by or on behalf of either Party or its Affiliates or its or their Sublicensees to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive license under) intellectual property rights arising from such activities or rights in any such Information and Inventions resulting therefrom to such Party to the extent such Party would have an obligation under this Agreement to grant rights to such Inventions or Information or rights to such intellectual property to the other Party if such Inventions, Information or intellectual property rights were Controlled by such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

7.1.5 Ownership of Product Trademarks. As between the Parties, Allergan shall have the sole right to determine and shall own all right, title and interest in and to the Product Trademarks in the Territory; provided, that such Product Trademarks shall not be confusingly similar to or dilutive of the Licensed Marks. UroGen shall not and shall not permit its Affiliates to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. UroGen shall not and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.

7.1.6 Ownership of Licensed Marks. As between the Parties, UroGen shall retain all right, title and interest in and to its Licensed Marks. Nothing in this ARTICLE 7 shall restrict or derogate UroGen’s rights with respect to enforcement or defense of the Licensed Marks.

7.2 Control of Intellectual Property. Neither Party shall enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with the effect of limiting its Control of, or to not Control, any Information, Patent or other intellectual property right or Regulatory Documentation that would be subject to the license grants in Sections 2.1 (as to UroGen) or Section 2.6.3 (as to Allergan) in the absence of such agreement, amendment or restrictive provisions.

7.3 Maintenance and Prosecution of Patents.

7.3.1 UroGen Patents. As between the Parties, UroGen shall have the right, at its sole cost and expense, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the UroGen Patents in the Territory and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, and the costs and expenses. UroGen shall inform Allergan of all material steps with regard to the preparation, filing, prosecution and maintenance of UroGen Patents and shall provide Allergan drafts of any material filings or responses to be made to patent authorities in advance of submitting such filings or responses as to allow Allergan a reasonable opportunity to review and comment thereon. UroGen will consider Allergan’s reasonable comments in good faith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.3.2 UroGen Product Patents.

(a) In addition to the rights and obligations set forth in Section 7.3.1, with respect to any UroGen Product Patents, UroGen shall provide Allergan with a copy of material communications to and from any patent authority regarding such UroGen Product Patents and provide Allergan drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Allergan to review and comment thereon. The Parties shall discuss in good faith Allergan’s comments with respect to such drafts and with respect to strategies for preparing, filing, prosecuting and maintaining the UroGen Product Patents, and UroGen shall incorporate Allergan’s good faith comments with respect to the foregoing, to the extent that [*]. For clarity, a comment of Allergan referenced in the preceding sentence may be deemed to not be “good faith” only if [*]. Notwithstanding anything to the contrary in this Section 7.3.2(a), Allergan shall control and be responsible for any related interference, re-issuance, re-examination, opposition and post-grant proceedings with respect to the UroGen Product Patents and the costs and expenses incurred in connection with the foregoing; provided, that Allergan may only pursue any interference, re-issuance, re-examination, opposition and post-grant proceedings with respect to the UroGen Product Patents if such actions are conducted by Allergan [*]; provided, further, that Allergan shall keep UroGen reasonably informed of such proceedings and the terms of Section 7.4.5 shall govern the obligations of the parties with respect to the conduct of such proceedings.

(b) If UroGen decides not to prepare, file, prosecute or maintain a UroGen Product Patent in a country in the Territory, UroGen shall provide reasonable prior written notice to Allergan of such intention and, Allergan shall thereupon have the option to assume the control and direction of the preparation, filing, prosecution and maintenance of such UroGen Product Patent at its sole cost and expense in such country. Upon transfer of UroGen’s responsibility for preparing, filing, prosecuting and maintaining any UroGen Product Patent under this Section 7.3.2, UroGen shall promptly deliver to Allergan copies of all necessary files related to the UroGen Product Patents with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Allergan to assume such preparation, filing, prosecution, maintenance and defense. UroGen shall provide true, complete and correct copies of the file wrappers and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the UroGen Product Patents to Allergan promptly after the Effective Date to the extent not already provided to Allergan. Allergan shall provide UroGen with regular updates on the preparation, filing, prosecution and maintenance of such UroGen Product Patents and shall notify UroGen in writing of any filing, issuance or abandonment of any UroGen Product Patent.

7.3.3 Agreement Patents (Including Joint Patents). As between the Parties, Allergan shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain any Agreement Patent solely owned or Controlled by Allergan worldwide, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

case, at its sole cost and expense and using counsel of its own choice. The Parties shall mutually agree upon which Party shall prosecute Joint Patents, based on the contribution of each Party and each Party’s potential interest in products based upon the Joint Inventions Covered by such Joint Patents.

7.3.4 Cooperation. The non-prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the UroGen Product Patents or the Joint Patents in the Territory under this Agreement, including that the non-prosecuting Party shall, and shall cause its Affiliates to (a) (i) execute all papers and instruments, or require its employees or contractors to execute such papers and instruments, so as to enable the prosecuting Party to prepare, file, prosecute and maintain the UroGen Product Patents or the Joint Patents in the Territory; and (ii) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the UroGen Product Patents or the Joint Patents in the Territory, in each case of (i) and (ii), to the extent provided for in this Agreement, (b) offer its comments, if applicable, promptly, (c) provide access to relevant documents and other evidence and make its employees available at reasonable business hours and (d) provide the prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the UroGen Patents, including relevant Third Party patents and patent applications located (provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege); provided, that the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Following the Effective Date, to the extent it is possible for any claim in a UroGen Patent to be drafted and prosecuted as a UroGen Product Claim, UroGen will take all reasonable action to draft and prosecute such UroGen Product Claim.

7.3.5 Patent Term Extension and Supplementary Protection Certificate. All decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the UroGen Patents with respect to the Licensed Products shall be made by [*], in each case including whether or not to do so; provided that [*] shall have final decision-making authority with respect to [*]. Each Party shall provide prompt and reasonable assistance, as requested by the other Party, including, if applicable, taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

7.3.6 Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this ARTICLE 7, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this ARTICLE 7 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.3.7 Patent Listings. As between the Parties, Allergan shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the Agreement Patents and, solely with respect to any Licensed Product, the UroGen Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book or under 42 U.S.C. §262(l), (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 and (c) under any other international equivalents to the laws and regulations set forth in clause (a) or (b) of this Section 7.3.7.

7.4 Enforcement of Patents.

7.4.1 Notice. Each Party shall promptly notify the other Party in writing of (a) any alleged or threatened infringement with respect to a UroGen Product Claim, (b) any alleged or threatened infringement of the UroGen Patents or Agreement Patents in any jurisdiction in the Territory, which infringing activity involves the Exploitation of a product [*] (such product, an “Infringing Product”) or (c) (i) any certification filed under the Hatch-Waxman Act claiming that any UroGen Patents or Agreement Patents are invalid or unenforceable or claiming that any UroGen Patents or Agreement Patents would not be infringed by the making, use, offer for sale, sale or import of an Infringing Product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory or (ii) any receipt of a Biosimilar Notice with respect to a Licensed Product (each of clause (a), (b) and (c) of this Section 7.4.1, a “Competitive Infringement”), in each case of which such Party becomes aware.

7.4.2 Product Infringement Actions. As between the Parties, Allergan shall have the first right, but not the obligation, to prosecute any Competitive Infringement, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Allergan’s sole cost and expense, using counsel of its own choice (the “Product Infringement Action”). If Allergan prosecutes any such Product Infringement Action, UroGen shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Allergan shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. If Allergan or its designee does not take commercially reasonable steps to prosecute a Product Infringement Action (a) within [*] days following the first notice provided above with respect to such Competitive Infringement or (b) provided such date occurs after the first such notice of such Competitive Infringement is provided, [*] Business Days before the time limit, if any, set forth in Applicable Law and regulations for filing of such actions, whichever comes first, then (x) Allergan shall so notify UroGen and (y) [*] UroGen may prosecute such alleged or threatened Competitive Infringement at its sole cost and expense.

7.4.3 Prosecution of Other Infringement. Allergan shall not have the right to prosecute any infringement of a UroGen Patent that is not a Competitive Infringement without first obtaining the prior written consent of UroGen and reaching written agreement with UroGen as to the strategy, prosecution and control of such enforcement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.4.4 Enforcement of Agreement Patents (Including Joint Patents). As between the Parties, Allergan shall have the sole right, but not the obligation, to prosecute any alleged or threatened infringement with respect to Agreement Patents solely owned or Controlled by Allergan, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Allergan’s sole cost and expense, using counsel of its own choice, and Allergan shall retain control of the prosecution of such suit. The Parties shall mutually agree upon which Party shall enforce Joint Patents, based on the contribution of each Party and each Party’s potential interest in products based upon the Joint Inventions Covered by such Joint Patents.

7.4.5 Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 7.4, including in the case of UroGen, by making the inventors, applicable records and documents (including laboratory notebooks) of the relevant Patents available to Allergan upon Allergan’s request. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 7.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Party entitled to bring any infringement in accordance with this Section 7.4 shall have the right to settle such litigation; provided, further, that neither Party shall have the right to settle any infringement litigation under this Section 7.4 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to an infringement action prosecuted by a Party pursuant to this Section 7.4 involving Patents Controlled by or licensed under Section 2.1 to the other Party, the Party controlling such action shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

7.4.6 Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 7.4 (whether by way of settlement or otherwise) shall be first allocated to reimburse each Party for its costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that any such remainder retained by Allergan that is attributable to lost sales of a Licensed Product shall be treated as “Net Sales” in the Calendar Year in which the money is actually received and any royalties pursuant to Section 6.3 shall be payable by Allergan to UroGen with respect thereto; provided that any such recovery [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.5 Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement of such Third Party’s patent or other intellectual property rights (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an infringement action initiated pursuant to Section 7.4, the Party first becoming aware of such alleged Third Party Infringement Claim shall promptly notify the other Party thereof in writing. As between the Parties, Allergan shall have the first right, but not the obligation, to defend and control the defense of any such Third Party Infringement Claim at its sole cost and expense (subject to Section 10.1.2), using counsel of its own choice. UroGen may participate in any such Third Party Infringement Claim with counsel of its choice at its sole cost and expense. If Allergan or its designee elects (in a written communication submitted to UroGen within a reasonable amount of time after notice of the alleged Third Party Infringement Claim) not to defend or control the defense of, or otherwise fails to timely initiate and maintain the defense of, any such Third Party Infringement Claim, UroGen may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense, unless Allergan elected not to defend such Third Party Infringement Claim due to Allergan’s good faith strategic decision. Where a Party controls such a Third Party Infringement Claim, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 7.5, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such a Third Party Infringement Claim, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such Third Party Infringement Claim. Each Party agrees to provide the other Party with copies of all material pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of any Third Party Infringement Claim. Any recoveries awarded to a Party in connection with any Third Party Infringement Claim defended under this Section 7.5 shall be retained by such Party.

7.6 Invalidity or Unenforceability Defenses or Actions.

7.6.1 Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the UroGen Patents or Agreement Patents by a Third Party of which such Party becomes aware.

7.6.2 As between the Parties, Allergan shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the UroGen Product Patents at its sole cost and expense in the Territory and using counsel of its own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an infringement action initiated pursuant to Section 7.4. UroGen may participate

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

in any such claim, suit or proceeding in the Territory regarding such UroGen Product Patent with counsel of its choice at its sole cost and expense; provided that Allergan shall retain control of the defense in such claim, suit or proceeding. If Allergan or its designee elects not to defend or control the defense of such UroGen Product Patents in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding within [*] days after the applicable claim is filed, then UroGen may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense.

7.6.3 As between the Parties, UroGen shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the UroGen Patents (other than the UroGen Product Patents) at its sole cost and expense in the Territory and using counsel of its own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an infringement action initiated pursuant to Section 7.4.

7.6.4 Where a Party controls such any action described in this Section 7.6, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 7.6, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim relating to the UroGen Patents pursuant to this Section 7.6, the controlling Party shall (x) consult with the other Party as to the strategy for such activities, (y) consider in good faith any comments from the other Party and (z) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

7.7 Third Party Rights.

7.7.1 If a Party reasonably believes that the Exploitation of a Licensed Product by Allergan or any of its Affiliates or any of its or their Sublicensees, Distributors or customers infringes or misappropriates or is reasonably expected to infringe or misappropriate any Patent, trade secret or other intellectual property right of a Third Party in any country in the Territory (such right, a “Necessary Third Party IP”), then such Party shall provide notice of such Necessary Third Party IP to the other Party, and the Parties shall discuss such Necessary Third Party IP and their interest in obtaining a license thereto. In connection with such discussions, the Parties may enter into a common interest agreement in order to protect the attorney-client and other similar privileges and confidentiality with respect to such matters on standard and customary terms and conditions. As between the Parties, Allergan shall have the first right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such Necessary Third Party IP as necessary or desirable for Allergan or its Affiliates or its and their Sublicensees to Exploit Licensed Products in such country, except to the extent such license or other rights pertains to Third Party intellectual property Covering the composition or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

formulation of, or the method of making or using, (a) the RTGel Product existing as of the Effective Date or (b) any RTGel Improvement Controlled by UroGen or its Affiliates if such Third Party intellectual property was not identified by UroGen to Allergan at the time of the disclosure of such RTGel Improvement under Section 2.6.1, in which cases UroGen shall have the first right, but not the obligation, to negotiate and obtain such license or other rights from such Third Party. In the event UroGen has the first right to obtain a Third Party Right under this Section 7.7.1, nothing shall preclude Allergan from seeking to secure such Third Party Right in the event UroGen has not secured such rights in a timely fashion so as to prevent any meaningful interruption in Allergan’s exercise of its rights under this Agreement, at UroGen’s sole cost and expense. Subject to the preceding sentence, any license to Necessary Third Party IP shall be obtained at the sole cost and expense of the Party obtaining such license, provided that, in the event any Necessary Third Party IP so in-licensed is required by a Party to practice any RTGel Improvement Controlled by the other Party, such licensing Party shall obtain such license in a manner so that Necessary Third Party IP is sublicensed to the other Party, with any such sublicensing being conditioned upon the sublicensee Party’s written agreement to be responsible for and payment of any royalty obligations to such Third Party licensor resulting from the exercise of such sublicense, either directly or through the Party obtaining such license from such Third Party, subject to UroGen’s responsibility for certain of such Third Party payments as specifically set forth in Section 6.3.3(a)(ii) or (iii). Allergan shall not secure any Third Party Right in a manner that would preclude UroGen from obtaining rights or a license to practice such Third Party Rights with respect to other products containing or incorporating RTGel Product that are not Licensed Products.

7.7.2 If a Party reasonably believes that any Patent, trade secret, or other intellectual property right of a Third Party in any country in the Territory would be reasonably useful for the Exploitation of the RTGel Product (such intellectual property right, “Useful Third Party IP”), then such Party shall provide notice of such Useful Third Party IP and the Parties shall discuss in good faith such Useful Third Party IP, their interest in obtaining a license thereto, and whether (a) such license shall be obtained by one Party and sublicensed to the other Party, with any such sublicensing being conditioned upon the sublicensee Party’s written agreement to be responsible for and payment of any royalty obligations to such Third Party licensor resulting from the exercise of such sublicense, either directly or through the Party obtaining such license from such Third Party, (b) each Party shall obtain its separate license from such Third Party or (c) one Party does not wish to obtain a license to such Useful Third Party IP. In the event each Party obtains a separate license as set forth in clause (b) or only one Party obtains a license as set forth in (c), the Useful Third Party IP licensed by the relevant licensee Party shall not be included in such Party’s licenses to the other Party under this Agreement unless otherwise mutually agreed upon by the Parties in writing.

7.8 Product Trademarks.

7.8.1 Notice. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.8.2 Prosecution of Product Trademarks. Allergan shall have the sole right to register, prosecute and maintain the Product Trademarks using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks shall be borne solely by Allergan.

7.8.3 Enforcement of Product Trademarks. Allergan shall have the sole right to take such action as Allergan deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice. Allergan shall retain any damages or other amounts collected in connection therewith.

7.8.4 Third Party Claims. Allergan shall have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory at its sole cost and expense and using counsel of its own choice. Allergan shall retain any damages or other amounts collected in connection therewith.

7.8.5 Cooperation. UroGen shall, and shall cause its Affiliates to, assist and cooperate with Allergan, as Allergan may reasonably request from time to time, in connection with its activities set forth in this Section 7.8, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Allergan shall reimburse UroGen for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

ARTICLE 8

CONFIDENTIALITY AND NON-DISCLOSURE

8.1 Confidentiality Obligations. At all times during the Term and for a period of [*] years following termination or expiration of this Agreement in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and shall not (a) publish or otherwise disclose any Confidential Information furnished to it by the other Party other than as provided for in this Agreement or (b) use for any purpose any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party except to the extent such use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of, or the exercise of such Party’s rights under this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement or the MTA, whether prior to, on or after the Effective Date, including the terms of this Agreement (subject to Section 8.4), Information relating to an RTGel Product or a Licensed Product (including the Regulatory Documentation), any Development or Commercialization of a Licensed Product, any know-how with respect thereto developed by or on behalf of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

disclosing Party or its Affiliates or, in the case of Allergan, its or their Sublicensees (including Agreement Know-How and UroGen Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party or its Affiliates. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto). Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 8.1 with respect to any Confidential Information shall not apply to any information that:

8.1.1 was generally available to the public or otherwise part of the public domain at the time of its disclosure or thereafter becomes part of the public domain by public use, publication, general knowledge or the like, in each case through no breach of this Agreement by the receiving Party;

8.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

8.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality (directly or indirectly) with respect to such information; or

8.1.4 was independently developed by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as demonstrated by documented evidence prepared by the receiving Party contemporaneously with such independent development or other competent evidence.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

8.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

8.2.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or Regulatory Authorities of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

disclosed be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law;

8.2.2 made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of prosecuting or obtaining a Patent pursuant to Section 7.3 or enforcing a Patent pursuant to Section 7.4; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

8.2.3 made in the course of prosecuting or defending litigation as contemplated by, or arising out of, this Agreement, including Section 8.9;

8.2.4 made to its or its Affiliates’ employees, consultants, contractors, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential Information shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than those set forth in this ARTICLE 8 prior to any such disclosure; or

8.2.5 made by or on behalf of the receiving Party to potential or actual investors or acquirers solely as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such Persons shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 8 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [*] years from the date of disclosure).

8.3 Disclosures to Distributors and Sublicensees. For clarity, Allergan, its Affiliates and its Sublicensees may disclose the Confidential Information of UroGen to its existing or potential Distributors or Sublicensees and their employees, consultants, contractors, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, for the sole purpose of performing such Sublicensee’s or Distributor’s obligations or exercising such Sublicensee’s or Distributor’s rights under the applicable agreement with Allergan or its Affiliate (including, if applicable, in connection with any filing, application or request for Regulatory Approval for the Licensed Products by or on behalf of Allergan or any of its Affiliates or its or their Sublicensees); provided, that any such Persons shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than those set forth in this ARTICLE 8 prior to any such disclosure.

8.4 Registration, Filing and Disclosure of the Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.4.1 The terms of this Agreement are confidential and shall not be disclosed by either Party except pursuant to this Section 8.4.

8.4.2 To the extent a Party determines in good faith that it is required by Applicable Law to publicly file or otherwise disclose the terms of this Agreement with a Governmental Authority, including public filings pursuant to securities laws or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted), such disclosing Party shall provide the proposed redacted form of this Agreement to the other Party with a reasonable amount of time prior to filing or disclosure for the other Party to review and approve such redacted form (which approval shall not be unreasonably conditioned, withheld or delayed). The Party making such filing, registration, notification or disclosure shall submit this Agreement in a manner consistent with the agreed redaction and shall use commercially reasonable efforts to seek confidential treatment for the redacted terms, to the extent such confidential treatment is applicable and reasonably available consistent with Applicable Law. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

8.4.3 Each Party may disclose to potential acquirers, partners and investors, in each case, pursuant to written obligations of confidentiality no less stringent than those set forth in this ARTICLE 8, an agreed redacted version of this Agreement that the Parties shall jointly prepare and use good faith efforts to agree to promptly after the date hereof; provided, however, that if either Party seeks to disclose the existence and terms of this Agreement or to potential acquirers, partners and investors prior to the Parties’ agreeing on a redacted version of this Agreement in a manner not permitted by this Section 8.4, the Party seeking to disclose this Agreement must obtain the other Party’s prior written consent before disclosing this Agreement.

8.5 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.5 shall not prohibit either Party from making any disclosure identifying the other Party to the extent required (a) in connection with its exercise of its rights or performance of its obligations under this Agreement or (b) by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

8.6 Public Announcements. After the Effective Date, the Parties shall jointly issue a press release with respect to this Agreement in the form agreed upon by the Parties, which is attached hereto as Exhibit B, and on the date agreed to by the Parties, and either Party may make subsequent public disclosures of the contents of such press release without further approval of the other Party. Subject to the foregoing, neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

been submitted). If a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [*] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, Allergan and its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Products; provided such disclosure is subject to the provisions of ARTICLE 8 with respect to UroGen’s Confidential Information. Neither Party shall be required to seek the permission of the other Party to (i) repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party accordance with this Section 8.6, (ii) provide non-material updates regarding the activities being performed hereunder, or (iii) provide updates regarding the achievement of any milestone events and any payments owed in connection therewith; provided that (x) for disclosures by UroGen described in clause (ii) and (iii) of this sentence, Allergan’s consent shall be required prior to such disclosure (such consent not to be unreasonably withheld, conditioned, or delayed), and (y) such information is accurate as of the time of the disclosure, the frequency and form of such disclosure are reasonable, and the disclosure is otherwise at all times subject to the provisions of this ARTICLE 8. Subject to this ARTICLE 8, upon UroGen’s request, the Parties shall use good faith efforts to agree upon talking points regarding the status of the activities contemplated under this Agreement reasonably acceptable to Allergan that UroGen may disclose in investors meetings, press or investor conferences, earnings calls, or at other similar events.

8.7 Publications. Allergan may publicly disclose the results of and information regarding activities under this Agreement; provided, that Allergan may not disclose UroGen’s Confidential Information without UroGen’s prior written consent. Prior to publishing any such publication, Allergan shall provide UroGen with drafts of proposed abstracts, manuscripts or summaries of presentations that may reasonably contain UroGen’s Confidential Information. UroGen shall promptly, and in any event no later than [*] days after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation, confirm whether any UroGen Confidential Information is contained therein. At UroGen’s request, Allergan shall delete any of UroGen’s Confidential Information. UroGen shall not, and shall cause each of its Affiliates not to, make any publications or public disclosures regarding the Licensed Products or any Confidential Information of Allergan without Allergan’s prior written consent.

8.8 Return of Confidential Information. Following the effective date of the termination of this Agreement for any reason, upon the written request of a Party, the non-requesting Party shall, at the requesting Party’s election, either: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 8.1.

8.9 Privileged Communications. In furtherance of this Agreement, it is expected that the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this ARTICLE 8, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Allergan and UroGen, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Agreement Patents and UroGen Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 8.9, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to this Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 8.9.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Mutual Representations and Warranties. UroGen and Allergan each represents and warrants to the other, as of the Effective Date, and covenants, that:

9.1.1 It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2 The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and do not violate: (a) such Party’s charter documents, bylaws, or other organizational documents; (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or Governmental Authority presently in effect applicable to such Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.1.3 This Agreement constitutes a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

9.1.4 It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder or thereunder.

9.1.5 Neither it nor any of its Affiliates (nor with respect to UroGen, to the knowledge of UroGen, any Person involved in the research or Development of the RTGel Product or a Licensed Product prior to the Effective Date) has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It agrees to inform the other Party in writing promptly if it or any such Person who is performing activities hereunder or thereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing activities hereunder or thereunder.

9.2 Additional Representations and Warranties of UroGen. UroGen further represents and warrants to Allergan, as of the Effective Date:

9.2.1 All UroGen Patents Controlled by UroGen as of the Effective Date, as applicable (the “Existing Patents”) are listed on Schedule 9.2.1. All issued patents included in the Existing Patents (a) are (i) to UroGen’s knowledge, subsisting and are not invalid or unenforceable, in whole or in part and (ii) solely and exclusively owned or Controlled by UroGen, free of any encumbrance, lien or claim of ownership by any Third Party and (b) have been prosecuted, filed and maintained in accordance with Applicable Law and all applicable fees have been paid on or before the due date for payment. With respect to any pending applications included in the Existing Patents, such applications are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law and UroGen and its Affiliates have presented all relevant references, documents, and information of which it or the inventors are aware to the relevant patent examiner at the relevant patent office.

9.2.2 True, complete and correct copies of the file wrappers and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Patents have been provided or made available to Allergan prior to the Effective Date.

9.2.3 The UroGen Product Agreements existing as of the Effective Date are listed on Schedule 9.2.3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2.4 The Existing Patents represent all Patents that UroGen or its Affiliates own or Control relating to (a) the RTGel Product or (b) the Exploitation of the Licensed Products. To UroGen’s knowledge, there is no Information owned by or otherwise in the possession or control of UroGen or any of its Affiliates that relates to (x) the RTGel Product that is necessary or useful for the Exploitation of the Licensed Products or (y) the Exploitation of the Licensed Products, in each case that is not within the UroGen Know-How.

9.2.5 No rights or licenses are required under the Existing Patents or UroGen Know-How for Allergan to research, develop, manufacture, use (including in the Exploitation of the Licensed Products) and import the RTGel Product as contemplated herein other than those granted under Section 2.1.

9.2.6 UroGen or one of its Affiliates is the sole and exclusive owner of the entire right, title and interest of all Existing Patents. UroGen or one of its Affiliates Controls all Information used on or behalf of UroGen in connection with the Development of the RTGel Product and the Licensed Products that is reasonably necessary or useful for Development of the Licensed Product.

9.2.7 Schedule 9.2.7 sets forth a list of all agreements to which UroGen or any of its Affiliates is a party that relate to the UroGen Patents, the UroGen Know-How, or the Licensed Products, including any clinical research or master services agreements, other than customary forms of non-disclosure agreements, inventor agreements or policies (“Existing Agreements”).

9.2.8 Except as set forth on Schedule 9.2.7, neither UroGen nor any of its Affiliates has previously entered into any agreement on or prior to the Effective Date, whether written or oral, to assign, transfer, license, convey or otherwise encumber its right, title or interest in or to the Existing Patents, UroGen Know-How, the Licensed Products or the RTGel Product (including by granting any covenant not to sue with respect thereto) that is inconsistent with or would otherwise diminish the rights and licenses granted to Allergan under this Agreement.

9.2.9 There is no claim or litigation pending or claim that was previously asserted in writing against UroGen or any of its Affiliates (and UroGen has no knowledge of any claim, whether or not pending or asserted) by any Person alleging that (a) the Existing Patents are invalid or unenforceable or (b) (i) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Regulatory Documentation, the Existing Patents or the UroGen Know-How, (ii) the research, development, manufacture, use or import of the RTGel Product or (iii) the Exploitation of the Licensed Products, in each case as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with, or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person.

9.2.10 Except as set forth on Schedule 9.2.10 there are no amounts that will be required to be paid to a Third Party under any Existing Agreement as a result of the Exploitation of the Licensed Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2.11 UroGen has disclosed to Allergan all contracts to which UroGen is a party that are in effect with any Third Party related to the Existing Patents or Licensed Products.

9.2.12 To UroGen’s knowledge, (a) no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents, the UroGen Know-How, or the Existing Regulatory Documentation and (b) neither Allergan’s research, development, manufacture, use or import of the RTGel Product in the Exploitation of Licensed Products nor Allergan’s use of the Existing Patents in its Exploitation of the Licensed Products as contemplated herein will infringe any Patent or other intellectual property or proprietary right of any Person.

9.2.13 To UroGen’s knowledge, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued.

9.2.14 To UroGen’s knowledge, (a) each Person who has or has had any rights in or to any UroGen Patents or any UroGen Know-How, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such UroGen Patents and UroGen Know-How to UroGen, and (b) no current officer, employee, agent, or consultant of UroGen or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary Information of UroGen or such Affiliate or of any employment contract relating to the relationship of any such Person with UroGen.

9.2.15 With respect to any Information or other materials required to be transferred to Allergan pursuant to this Agreement, UroGen has the rights to transfer all such Information and materials to Allergan and to grant Allergan the right to use such rights and Information in the research, development, manufacture, use and import of the RTGel Product and to Exploit the Licensed Products, each as contemplated hereunder.

9.2.16 Except as provided on Schedule 9.2.16, the inventions Covered by the Existing Patents (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof and (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Bayh-Dole Act.

9.2.17 UroGen has made available to Allergan all material UroGen Know-How and other Information that is applicable to the Licensed Product or RTGel Component in its Control and all such UroGen Know-How and such Information are true, complete and correct in all material respects. Without limiting the foregoing, UroGen has disclosed to Allergan all material information regarding the safety or efficacy of the Licensed Product and the RTGel Component.

9.2.18 All of UroGen’s and its Affiliate’s employees and offices involved in the development or creation of any material UroGen Know-How have been obligated to maintain the confidentiality such UroGen Know-How and, to UroGen’s knowledge, any UroGen Know-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

How that would reasonably be expected to be confidential or proprietary information has, been kept confidential by UroGen and its Affiliates and its and their respective employees and officers, or has been disclosed to Third Parties who are under an obligation to keep such UroGen Know-How confidential. To the knowledge of UroGen, no breach of such confidentiality has been committed by any Third Party.

9.2.19 All Regulatory Documentation generated, prepared, maintained, and retained by UroGen or its Affiliates with respect to the Licensed Product or, to the extent such is necessary or useful for the Exploitation of the Licensed Product, the RTGel Product has been maintained or retained pursuant to and in accordance with good laboratory and clinical (if applicable) practice and Applicable Law, and all such information is true, complete and correct. Neither UroGen nor any of its Affiliates, nor any of its or their respective officers, employees or agents has (a) committed an act, (b) made a statement or (c) failed to act or make a statement, in any case ((a), (b) or (c)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of the Licensed Products or the RTGel Product or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect to the Exploitation of the Licensed Products or the RTGel Product.

9.2.20 UroGen and its Affiliates have conducted all Development of the Licensed Products in accordance with any applicable good laboratory and clinical practice and Applicable Law.

9.2.21 To UroGen’s knowledge, no officer, employee, agent or consultant of UroGen or any of its Affiliates has or had at any time any obligation to assign or otherwise grant a Third Party any right, title or interest to any Information, RTGel Improvement or invention (or any Patent or other intellectual property right with respect to any such Information, RTGel Improvement or invention) conceived, discovered, developed or made by such officer, employee, agent or consultant in its capacity as an officer, employee, agent or consultant of UroGen or any of its Affiliates which Information, RTGel Improvement or invention would be UroGen Patents or UroGen Know-How but for such assignment or grant. To UroGen’s knowledge, no current employee of UroGen or any of its Affiliates who conducts or manages any research or development activities or is otherwise involved in generating any Information, such RTGel Improvement or invention (or any Patent or other intellectual property right with respect to any such Information, such RTGel Improvement or invention) that would be UroGen Know-How or UroGen Patents if Controlled by UroGen is or has been, and no former employee of UroGen or any of its Affiliates who was employed by UroGen or any of its Affiliates and conducted or managed any research or development activities or was otherwise involved in generating any Information, such RTGel Improvement or invention (or any Patent or other intellectual property right with respect to any such Information, such RTGel Improvement or invention) that would be UroGen Know-How or UroGen Patents if Controlled by UroGen was, during his or her employment by UroGen or any of its Affiliates, a consultant for or an employee of a Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2.22 There is no claim or litigation pending or claim that was previously asserted in writing against UroGen or any of its Affiliates (and UroGen has no knowledge of any claim, whether or not pending or asserted) by any Person alleging that the Licensed Marks violate, infringe, constitute misappropriation or otherwise conflict or interfere with, or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person.

9.2.23 Except as provided on Schedule 9.2.23, there is no Patent Controlled by UroGen or its Affiliates that has one or more claims that Cover a Toxin.

9.3 Additional Representation of Allergan. As of the Effective Date, neither Allergan nor its Affiliates is researching, developing, manufacturing, commercializing or otherwise exploiting any [*].

9.4 Covenants of UroGen. As of the Effective Date, UroGen covenants as follows:

9.4.1 UroGen and its Affiliates will Manufacture and supply the RTGel Component to Allergan under this Agreement in accordance with Applicable Law, including cGMP.

9.4.2 Neither UroGen nor any of its Affiliates will enter into any agreement, whether written or oral, to assign, transfer, license, convey or otherwise encumber its right, title or interest in or to the Existing Patents, UroGen Know-How, the Licensed Products or the RTGel Component (including by granting any covenant not to sue with respect thereto) that is inconsistent with or would otherwise contravene the rights and licenses granted to Allergan under this Agreement; provided, that UroGen’s assignment of its rights or delegation of its obligations under this Agreement as permitted under Section 12.3 shall not in itself constitute a violation of this covenant. Without limiting the foregoing, UroGen shall not and shall cause its Affiliates not to (a) commit any acts or permit the occurrence of any omissions that would be a material breach of any Existing Agreement, or that would reasonably be expected to enable any other party to any Existing Agreement to terminate such Existing Agreement or (b) amend or otherwise modify or permit to be amended or modified any Existing Agreement in a manner that would reasonably be expected to adversely affect the rights and licenses granted by UroGen to Allergan under this Agreement without Allergan’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed.

9.5 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EACH PARTY UNDERSTANDS AND AGREES THAT THE FOREGOING CONSITITUES A FULL AND COMPLETE DISCLAIMER BY THE OTHER PARTY OF ALL REPRESENTATIONS AND WARRANTIES OTHER THAN THOSE EXPRESSLY PROVIDED HEREIN.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 10

INDEMNITY

10.1 Indemnification Obligations.

10.1.1 Indemnification of UroGen. Allergan shall indemnify UroGen, its Affiliates and its and their respective directors, officers, employees, and agents (the “UroGen Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses” and each, a “Loss”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of:

(a) a breach by Allergan of its obligations, representations or warranties under this Agreement;

(b) any negligence or willful misconduct on the part of any Allergan Indemnitee in performing Allergan’s obligations under this Agreement;

(c) the research, development, manufacture, use or import by Allergan or any of its Affiliates or its or their respective Sublicensees of the RTGel Components in the Territory, including the commercialization of the RTGel Components as part of Licensed Products;

(d) the Exploitation by Allergan or any of its Affiliates or its or their respective Sublicensees of any Licensed Product in the Territory; or

(e) the presentation (including the rendition, design, manner, and context of use) of the Licensed Marks in connection with the commercialization of the Licensed Products in the Territory to the extent such presentation is not consistent with the Trademark Standards;

except, in each case ((a) through (e)), for those Losses for which UroGen has an obligation to indemnify any Allergan Indemnitee pursuant to Section 10.1.2, as to which Losses each Party shall indemnify each of the UroGen Indemnitees or Allergan Indemnitees, as applicable, to the extent of its respective liability for such Losses relative to the other Party.

10.1.2 Indemnification of Allergan. UroGen shall indemnify Allergan, its Affiliates and its and their respective directors, officers, employees, and agents (the “Allergan Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(a) a breach by UroGen of its obligations, representations or warranties under this Agreement;

(b) any negligence or willful misconduct on the part of any UroGen Indemnitee in performing UroGen’s obligations under this Agreement;

(c) the use of UroGen’s Licensed Marks in connection with the commercialization of the Licensed Products in the Territory in a manner consistent with the Trademark Standards and as otherwise permitted under this Agreement;

(d) the Exploitation of any RTGel Component or Licensed Product by or on behalf of UroGen in the Territory prior to, or, if any, on or after the Effective Date;

(e) the Exploitation of any Allergan RTGel Improvement by UroGen, its Affiliates, or any of its or their sublicensees; or

(f) the failure of any RTGel Component supplied by UroGen pursuant to Section 5.1 to have been Manufactured (i) in compliance with the applicable specifications with respect thereto or (ii) in compliance with Good Manufacturing Practices and any other Applicable Law; the adulteration or misbranding (within the meaning of the FFDCA) of any RTGel Component supplied by UroGen pursuant to Section 5.1;

except, in each case, for those Losses for which Allergan has an obligation to indemnify any UroGen Indemnitee pursuant to Section 10.1.1, as to which Losses each Party shall indemnify each of the Allergan Indemnitees or the UroGen Indemnitees, as applicable, to the extent of its respective liability for such Losses relative to the other Party.

10.2 Indemnification Procedures.

10.2.1 Notice of Claim. All indemnification claims in respect of an Allergan Indemnitee or a UroGen Indemnitee shall be made solely by Allergan or UroGen, as applicable (each of Allergan or UroGen in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) within fifteen (15) Business Days of becoming aware of any Third Party Claim asserted or threatened against an Allergan Indemnitee or a UroGen Indemnitee, as applicable, that could give rise to a right of indemnification under this Agreement, and in no event shall the Indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such Indemnification Claim Notice. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

10.2.2 Control of Defense. Except with respect to any Third Party Claim that is a Third Party Infringement Claim, the process for the defense of which shall be governed by Section 7.5, at its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Allergan Indemnitee or UroGen Indemnitee, as applicable, in respect of such Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against an Allergan Indemnitee’s or UroGen Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Allergan Indemnitee or UroGen Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 10.2.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Allergan Indemnitee or UroGen Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. If it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Allergan Indemnitee or UroGen Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of such Third Party Claim.

10.2.3 Right to Participate in Defense. Except with respect to any Third Party Claim that is a Third Party Infringement Claim, the process for the defense of which shall be governed by Section 7.5, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.2.2 (in which case the Indemnified Party shall control the defense), or (b) the interests of the Indemnified Party and any Allergan Indemnitee or UroGen Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles (in which case the Indemnifying Party shall control its defense and the Indemnified Party shall control the defense of the Allergan Indemnitees or the UroGen Indemnitees, as applicable).

10.2.4 Settlement. With respect to any Third Party Claims where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.2.2 that relate solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Allergan Indemnitee or UroGen Indemnitee, as applicable, becoming subject to injunctive or other relief, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify all Allergan Indemnitees or UroGen Indemnitees, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided, however, that the Indemnifying Party may not enter into any compromise

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

or settlement unless such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party and all Allergan Indemnitees or UroGen Indemnitees, as applicable, of a release from all liability in respect of such Third Party Claim. With respect to all other Third Party Claims where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.2.2, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim; provided, however, that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed). Where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 10.2.2, the Indemnifying Party shall not be liable for any settlement or other disposition of such Third Party Claim by an Allergan Indemnitee or a UroGen Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure, that each Allergan Indemnitee or UroGen Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim for which it has or intends to seek indemnification under Section 10.1 without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

10.2.5 Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Allergan Indemnitee or UroGen Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Allergan Indemnitee or UroGen Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Allergan Indemnitees or UroGen Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

10.2.6 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Allergan Indemnitee’s or UroGen Indemnitee’s, as applicable, right to indemnification and subject to refund if the Indemnifying Party is ultimately held not to be obligated to indemnify an Allergan Indemnitee or UroGen Indemnitee, as applicable.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.3 Insurance. Each Party shall have and maintain such types and amounts of liability insurance (or self-insurance) to cover liabilities related to its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide to the other Party evidence of its insurance coverage. Such policies shall remain in effect throughout the Term and for a period of three (3) years thereafter.

ARTICLE 11

TERM AND TERMINATION

11.1 Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”). Following the expiration of the Royalty Term for a Licensed Product, the grants in Section 2.1 shall become exclusive, fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country. For clarity, upon the expiration of the Term, the grants in Section 2.1 shall become exclusive, fully-paid, royalty-free, perpetual and irrevocable in their entirety.

11.2 Termination.

11.2.1 Material Breach. In the event that a Party materially breaches any of its obligations under this Agreement, in addition to any other right and remedy the other Party may have, the non-breaching Party may terminate this Agreement by providing notice to the other Party by providing [*] days’ prior written notice ([*] days’ prior written notice if the material breach is a failure to pay an amount due and payable under this Agreement) (such applicable timeframe, the “Notice Period”), such notice to specify the breach and the notifying Party’s claim of right to terminate; provided that (a) the termination shall not become effective at the end of the Notice Period if the breaching Party cures the breach specified in the termination notice during the Notice Period (or, if such default cannot be cured within the Notice Period, if the breaching Party commences material actions to cure such breach within the Notice Period and thereafter diligently continues such actions), (b) if either Party initiates a dispute resolution procedure under Section 12.5.1 within [*] days after delivery of a termination notice to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, the cure period set forth in this Section 11.2.1 shall be tolled and the termination shall become effective (i) with respect to any breach that is capable of being cured, if the breaching Party does not implement the remedy for such breach determined by the Arbitrators through such dispute resolution procedure within the timeframe established by the Arbitrators or (ii) with respect to any breach that is not capable of being cured, upon the final resolution of the dispute if the Arbitrators grant the terminating Party’s request to terminate, and (c) UroGen shall not have the right to terminate this Agreement for Allergan’s material breach [*]; provided, that in event of subsection (c), if UroGen would otherwise have the right to terminate this Agreement pursuant to this Section 11.2.1, any and all royalty payment obligations under this Agreement from UroGen to Allergan resulting from the sale of any Oncology Product shall be reduced by [*] to the extent such obligations accrue following the date of UroGen’s notice (or, in the event Allergan disputes such allegation of breach, the date such dispute is resolved in UroGen’s favor but retroactively applicable to all sales made following the date of UroGen’s notice).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2.2 Termination by Allergan. Allergan may terminate this Agreement (a) upon [*] days’ prior written notice to UroGen if such notice is given prior to the First Commercial Sale of a Licensed Product in a country in the Territory or (b) upon [*] days’ prior written notice to UroGen if such notice is given following the First Commercial Sale of a Licensed Product in a country in the Territory, provided that, for clarity and without limiting any other right of Allergan under this Agreement, Allergan shall at all times have the right to suspend or discontinue the use of any Licensed Product for bona fide safety or efficacy concerns immediately upon Allergan’s delivery to UroGen of a notice of termination under this Section 11.2.2.

11.2.3 Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [*] days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [*] days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

11.2.4 Alternative to Termination. Without limitation of any other remedy that may be available to Allergan hereunder, if Allergan has the right under Section 11.2.1 to terminate this Agreement (which, if UroGen disputes Allergan’s termination right pursuant to Section 11.2.1, shall be after final resolution pursuant to Section 12.5 that UroGen has materially breached one or more of its obligations under this Agreement), but elects by written notice to UroGen to not exercise such right and continue this Agreement, this Agreement shall continue in full force and effect, except that all milestone and royalty payment obligations under this Agreement from Allergan to UroGen shall be reduced by [*] to the extent such obligations accrue following the date of Allergan’s notice of its right to terminate under Section 11.2.1 (or, in the event UroGen disputes such allegation of breach, the date such dispute is resolved in Allergan’s favor but retroactively applicable to all payments accrued following the date of Allergan’s notice of its right to terminate).

11.2.5 Termination for Patent Challenge. If Allergan or any of its Affiliates or Sublicensees challenges under any court action or proceeding, or before any patent office, the validity, patentability or enforceability of any UroGen Patent, or initiates a reexamination of any UroGen Patent, or assists any Third Party to conduct any of the foregoing activities (each, a “Patent Challenge”) and such Patent Challenge is not required under a court order or subpoena and is not a defense against a claim, action or proceeding asserted by UroGen, its Affiliates or licensees against Allergan, its Affiliates or Sublicensees, UroGen may immediately terminate this Agreement; provided, however, that UroGen may not terminate this Agreement if such Patent Challenge is brought by a Sublicensee and Allergan or its Affiliate terminates such Sublicensee’s sublicense to the UroGen Patent within [*] days of UroGen providing notice to Allergan regarding such Patent Challenge. Allergan shall notify UroGen at least [*] days prior to Allergan’s initiation of any Patent Challenge.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2.6 Ongoing Clinical Trials. If at the time Allergan provides notice of termination pursuant to Section 11.2.2 or upon UroGen’s termination pursuant to Section 11.2.1, Section 11.2.3, or Section 11.2.5, there are ongoing Clinical Trials being conducted by or on behalf of Allergan (or its Affiliate or Sublicensee), then Allergan shall terminate such Clinical Trial as permitted by Applicable Law and shall be responsible for the diligent, ethical and orderly wind-down of the Clinical Trials in accordance with Applicable Law and the instructions of any applicable Regulatory Authority. Allergan shall endeavor to complete any such termination within [*] days of the relevant notice of termination and shall provide to UroGen a final clinical study report for any such terminated Clinical Trial no later than [*] months following the date of such Clinical Trial’s termination.

11.3 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Allergan or UroGen are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. The Parties acknowledge and agree that payments made under Section 6.1 shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.

11.4 Consequences of Termination.

11.4.1 Termination in its Entirety. In the event of a termination of this Agreement in its entirety for any reason:

(a) All rights and licenses granted by either Party hereunder shall immediately terminate except that the license granted to UroGen pursuant to Section 2.6.3 shall survive termination of this Agreement.

(b) To the extent that Allergan or its Affiliates holds any Regulatory Documentation or other Information solely and specifically related to the RTGel Product, all of Allergan’s and its Affiliates’ rights, title and interests therein, shall be assigned and transferred to UroGen or its designee. To the extent that Allergan or its Affiliates holds any Regulatory

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Documentation or other Information that relate to the RTGel Product but are not solely and specifically related to the RTGel Product and Allergan has, in writing, granted UroGen or its designee a right of reference to such Regulatory Documentation or other Information during the Term, such right of reference will continue to the extent necessary or useful for UroGen or its Affiliates to exploit the RTGel Product after the effective date of termination unless otherwise agreed by the Parties.

(c) Unless the termination of this Agreement is by UroGen pursuant to Section 11.2.1, UroGen shall reimburse Allergan with respect to all documented, reasonable out-of-pocket costs and expenses actually incurred by Allergan in connection with carrying out its obligations under this Section 11.4.1.

11.4.2 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

11.5 Accrued Rights; Surviving Obligations.

11.5.1 Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration; provided that in no event shall UroGen accrue any rights to, and Allergan shall have no obligation to make, any milestone payment under Section 6.2 based on any milestone event that occurs on or after the date of delivery by either Party of any termination notice with respect to such Licensed Product. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, ARTICLE 1 (to the extent defined terms are contained in the following surviving Articles and Sections), Section 2.1 (to the extent set forth in Section 11.1), Section 2.3, Section 2.4, Section 2.6.3, Section 3.1.5, Section 3.2.2, Section 3.2.3, ARTICLE 6 (solely with respect to those payments that accrued prior to the effective date of termination or expiration), Section 7.1, ARTICLE 8, Section 9.5, ARTICLE 10 (with respect to any matter, fact or circumstance arising or existing prior to the termination or expiration of this Agreement), Section 11.1, Section 11.4, this Section 11.5.1, Section 12.1, Section 12.4, Section 12.5, Section 12.6, Section 12.7, Section 12.10, Section 12.11, Section 12.13, Section 12.14 and Section 12.16 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

11.5.2 Notwithstanding the termination of Allergan’s licenses and other rights under this Agreement, Allergan shall have the right for [*] after the effective date of such termination to sell or otherwise dispose of all Licensed Products then in its inventory and any in-progress inventory, as though this Agreement had not terminated and such sale or disposition shall not constitute infringement of UroGen’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. For the avoidance of doubt, Allergan shall continue to make payments thereon as provided in Section 6.3.1 as if this Agreement had not terminated.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 12

MISCELLANEOUS

12.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of such Force Majeure Event within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Notwithstanding the foregoing, a Force Majeure Event shall not excuse a Party from any payment obligations.

12.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority in accordance with Applicable Law.

12.3 Assignment. Neither Party may assign its rights or, except as provided in Section 3.1.3 or Section 4.6, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that (a) Allergan shall have the right, without such consent, to assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates and (b) UroGen shall have the right, without such consent, to assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided that if either Party assigns this Agreement to an Affiliate or a successor in interest, then (i) such assigning Party shall provide written notice to the other Party of any such assignment and (ii) with respect to any assignment to a successor in interest, such assigning Party shall require such successor in interest (and its Affiliates) to adopt reasonable procedures to be agreed upon in writing to restrict access to Confidential Information of the other Party to those persons

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

who had access to Confidential Information prior to such assignment, unless additional access is expressly permitted by the other Party. Any permitted successor of a Party or any permitted assignee of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of such Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of Allergan shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 12.3 shall be void and of no effect.

12.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

12.5 Dispute Resolution.

12.5.1 Except as provided in Section 6.9.2 or Section 12.10, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [*] Business Days. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties. If such Senior Officers are unable to resolve any such Dispute within such 10-Business Day period, either Party shall be free to institute binding arbitration in accordance with Section 12.5.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available.

12.5.2 Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). Each of UroGen and Allergan shall promptly select one Arbitrator each, which selections shall in no event be made later than [*] days after the notice of initiation of arbitration. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by UroGen and the Arbitrator chosen by Allergan, but in no event later than [*] days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The arbitration shall be administered by [*] (or its successor entity) in accordance with the then current [*], except as modified in this Agreement. The arbitration shall be held in [*], and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall, within [*] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in [*] or any other court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the arbitration described in this Section 12.5.2, and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to the arbitration; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator under this Section 12.5.2 shall be deemed Confidential Information of both Parties under ARTICLE 8.

12.5.3 To the extent that a Party receives a final award under this Section 12.5, such Party shall have the right to offset any unpaid amount owed by such first Party to the other Party under this Agreement by the amount of such award. Such right to offset shall be in addition to any other rights or remedies available under this Agreement and Applicable Law.

12.5.4 EXCEPT WITH RESPECT TO THE GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 8, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ANY AMOUNTS OWED TO A PARTY AS A RESULT OF A THIRD PARTY CLAIM FOR WHICH THE OTHER PARTY HAD AN INDEMNIFICATION OBLIGATION IN ACCORDANCE WITH ARTICLE 10.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.6 Governing Law; Service.

12.6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [*] excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.6.2 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

12.7 Notices.

12.7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the applicable Party at its respective addresses specified in Section 12.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.7.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 12.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.7.2 Address for Notice.

If to Allergan, to:

Allergan Pharmaceuticals International Limited

Clonshaugh Industrial Estate, Coolock,

Dublin 17

Ireland

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Attn: Marc A. Rubenstein

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

E-mail: marc.rubenstein@ropesgray.com

Phone: (617) 951-7826

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

If to UroGen, to:

UroGen Pharma Ltd.

9 Ha’Ta’asiya St

Ra’anana 4365007, Israel

Attn: Ron Bentsur

Fax: +972-77-4171410

Email: ronb@urogen.com

with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5656 USA

Attn: Kenneth J. Krisko

Fax: (703) 456-8100

Email: kkrisko@cooley.com

12.8 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto and thereto, set forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including the Mutual Confidential Disclosure Agreement between TheraCoat Ltd. and Allergan dated as of August 18, 2015. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any Schedules or other attachments hereto, the terms of this Agreement shall control.

12.9 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.10 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in ARTICLE 7 and ARTICLE 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party shall be authorized and entitled to seek from any court of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 12.10 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

12.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.12 No Benefit to Third Parties. Except as provided in ARTICLE 11, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

12.13 Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.14 Relationship of the Parties. It is expressly agreed that UroGen, on the one hand, and Allergan, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither UroGen, on the one hand, nor Allergan, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

12.15 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Exhibit or Schedule shall mean references to such Article, Section, Exhibit or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

12.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

12.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

{SIGNATURE PAGE FOLLOWS.}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Allergan Pharmaceuticals International Limited		UroGen Pharma Ltd.

By:	/s/ Pat O’Donnell	By:	/s/ Ron Bentsur
Name:	Pat O’Donnell	Name:	Ron Bentsur
Title:	Director	Title:	Chief Executive Officer

{Signature Page to License Agreemen}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.69

Licensed Marks

Trademark	Country	Status	Appl. Date.	Serial No.
RTGel	US	Pending	1/4/2016	86864261
BOTUGEL	US	Pending	8/21/2016	87145458

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.102

RTGel Product Structure

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 9.2.1

Existing Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 9.2.3

UroGen Product Agreements

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 9.2.7

Existing Agreements

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 9.2.10

Exceptions to Section 9.2.10

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 9.2.16

Exceptions to Section 9.2.16

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 9.2.23

Exceptions to Section 9.2.23

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

Initial Development Plan

Development Activity	Timing	Comments
[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

Agreed Upon Press Release

UroGen Pharma Announces Agreement to License RTGelTM for Use with Neurotoxins to Allergan

RTGel™ is a hydrogel technology that can be used as a bladder instillation therapy

Raanana, Israel –……. 2016 – UroGen Pharma (“UroGen”), a privately-held, clinical-stage biotechnology company, announced today that it has completed an agreement to license worldwide rights to UroGen’s RTGelTM delivery system technology for use with neurotoxins to Allergan plc.

RTGel™ has thermo-sensitive properties that enable it to convert from a liquid state when cold, into a gel once it reaches body temperature. This allows increased residence time of drugs when mixed with the gel and instilled in the bladder. Allergan has agreed to make an upfront payment of $17.5 million, as well as potential development and commercial milestones and royalties on net sales.

“We are excited about this licensing deal. We believe that Allergan is the ideal partner for the RTGel™ technology,” said Ron Bentsur, CEO of UroGen. “Under Allergan’s robust BOTOX and uro-neurological development and commercial expertise, RTGel™ has the potential to become an important innovation for patients suffering from OAB and related conditions.” Mr. Bentsur continued, “We are proud of the accomplishments of our team at UroGen and believe that this deal is testament to our in-house research and drug development capabilities.”

Arie Belldgrun, M.D., Chairman of the Board of Directors of UroGen added, “This important collaboration with Allergan, a world leading pharmaceutical company, highlights UroGen’s commitment to discover and develop new therapies for urological diseases with unmet clinical needs. We remain excited about our ongoing pipeline, including the upcoming uro-oncology phase III clinical trial of MitoGel for the treatment of upper tract urothelial carcinoma.”

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model—Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines their approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 65+ mid-to-late stage pipeline programs in development.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.Allergan.com.

About Overactive Bladder and RTGel™

Overactive Bladder (OAB) is a common, often disabling condition associated with considerable negative impact on quality of life. OAB results in an uncontrolled urge to urinate, frequent urination and, in many patients, uncontrollable leakage of urine. Standard first line treatment for OAB is anticholinergic pills, however, the majority of the patients stop taking the pills within one year due to an inadequate response to, or intolerance of, the medication. BOTOX injection into the bladder is approved as second line therapy for OAB and is considered an effective therapeutic option.

Over 30 million in the US alone and 200 million worldwide suffer from this burdensome disease.

About UroGen Pharma

UroGen Pharma is a clinical stage biotechnology company providing advanced non-surgical, local treatments to address unmet needs in the field of urology, with a focus on uro-oncology. The company has developed RTGel, a proprietary sustained release, hydrogel-based formulations for potentially improving the efficacy and safety profiles of existing drugs. UroGen Pharma’s sustained release technology enables longer exposure of the urinary tract tissue to medications, making local therapy a potentially more effective treatment option. UroGen’s lead product candidates, MitoGel and VesiGel, are designed to potentially remove tumors by non-surgical means, to treat several forms of non-muscle invasive urothelial cancer, including low-grade upper tract urothelial carcinoma, or UTUC, and bladder cancer. UroGen Pharma is headquartered in Israel and also maintains a corporate office in New York City.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.